As filed with the Securities and Exchange Commission on August 31, 2005
                                                     Registration No. 333-126721
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          PLAYLOGIC ENTERTAINMENT, INC.
           (Name of Small Business Issuer as specified in its charter)

           Delaware                                              23-3083371
(State or other jurisdiction of                              (I.R.S. employer
 incorporation or organization)                           identification number)
                                      7372
                          (Primary Standard Industrial
                           Classification Code Number)

            Concertgebouwplein 13, 1071 LL Amsterdam, The Netherlands
                              (011) 31-20-676-0304

       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         -------------------------------
                         Harvard Business Services, Inc.
                               25 Greystone Manor
                              Lewes, Delaware 19958
                            Telephone: (302) 645-7400
                            Facsimile: (302) 645-1280

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         -------------------------------
                                   Copies to:
                                  Paul D. Downs
                                Heller Ehrman LLP
                                 7 Times Square
                               New York, NY 10036
                            Telephone: (212) 832-8300
                            Facsimile: (212) 763-7600
                                ----------------
        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
============================== ============== ===================== ==================== ==================
                                                Proposed Maximum      Proposed Maximum        Amount of
   Title of Each Class of       Amount to be   Aggregate Price Per   Aggregate Offering   Registration Fee
 Securities to be Registered     Registered         Security              Price
------------------------------ -------------- --------------------- -------------------- ------------------
Common Stock, par value $.001     6,236,132         $5.00 (1)         $31,180,660(1)         $3,670(2)
============================== ============== ===================== ==================== ==================

(1) Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and asked price reported of the Registrant's Common Stock on the OTC Bulletin Board on July 13, 2005.

(2)  Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS  (Subject to Completion)  Dated August 31, 2005


                          PLAYLOGIC ENTERTAINMENT, INC.

                        6,236,132 SHARES OF COMMON STOCK



                                  -------------

         The selling stockholders identified on page __ of this prospectus are offering on a resale basis up to 6,236,132 shares of our common stock. The selling shareholders may sell their shares from time to time at the prevailing market price or in negotiated transactions.

         The selling stockholders will receive all of the proceeds from the sale of the shares. We will pay the expenses of registration of the sale of the shares.

         Our common stock trades on the Over the Counter (OTC) Bulletin Board(R), an electronic stock listing service provided by the Nasdaq Stock Market, Inc. under the symbol "PLGC". On August 30, 2005, the last bid price for the common stock on the OTC Bulletin Board was $5.20 per share.

         The selling stockholders, and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

         Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.

                                  ------------

         Beginning on page 6, we have listed several "Risk Factors" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

                                  ------------

         Neither the Securities and Exchange Commission nor state regulatory authorities has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ------------

                 The date of this prospectus is August 31, 2005

                                TABLE OF CONTENTS

FORWARD-LOOKING INFORMATION....................................................2
PROSPECTUS SUMMARY.............................................................3
THE COMPANY....................................................................3
SUMMARY FINANCIAL AND OPERATING INFORMATION....................................6
RISK FACTORS..................................................................13
USE OF PROCEEDS...............................................................22
MARKET PRICE OF OUR COMMON STOCK; DIVIDENDS...................................22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.........................................................23
  BUSINESS....................................................................29
DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT............................42
EXECUTIVE COMPENSATION........................................................43
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS...................................44
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................45
DESCRIPTION OF SECURITIES.....................................................46
SELLING STOCKHOLDERS..........................................................47
PLAN OF DISTRIBUTION..........................................................49
CHANGE IN CERTIFYING ACCOUNTANT...............................................50
LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS...........................51
LEGAL MATTERS.................................................................51
EXPERTS.......................................................................51
WHERE YOU CAN FIND MORE INFORMATION...........................................51
INDEX TO FINANCIAL STATEMENTS................................................F-1


         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Playlogic Entertainment, Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

         Conversion from the Euro to the US dollar.

         The functional currency of Playlogic International N.V. and its subsidiaries is the Euro, so where applicable, we have converted amounts shown in Euros into US dollars at a rate of 1.3645 (for the December 31, 2004 information), 1.2570 (for the December 31, 2003 information), and 1.20660 for the Balance Sheet and 1.28617 for the Income Statement (for the June 30, 2005) US dollar per Euro.

                           FORWARD-LOOKING INFORMATION

         Statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. A number of risks and uncertainties, including those discussed under the caption "Risk Factors" beginning on page 13 and the documents incorporated by reference in this prospectus could affect such forward-looking statements and could cause actual results to differ materially from the statements made in this prospectus.

                               PROSPECTUS SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making an investment decision.

                                   THE COMPANY

         Background

         Playlogic Entertainment, Inc. was incorporated in the State of Delaware in May 2001, when its name was Donar Enterprises, Inc. Initially, our plan was to engage in the business of converting and filing registration statements, periodic reports and other forms of small to mid-sized companies with the U.S. Securities and Exchange Commission electronically through EDGAR. We had limited operations until June 30, 2005, when we entered into a share exchange agreement with Playlogic International N.V., a corporation formed under the laws of The Netherlands that commenced business in 2002, and its shareholders. Pursuant to this agreement, the former shareholders of Playlogic International became the owners of over approximately 91% of our common stock, as described below. Playlogic International has become our wholly-owned subsidiary and represents all of our commercial operations.

         On August 2, 2005, Donar Enterprises merged with and into a wholly owned subsidiary named Playlogic Entertainment, Inc. pursuant to which Donar's name was changed to Playlogic Entertainment, Inc. Playlogic Entertainment, Inc. was formed specifically for the purpose of effecting the name change. When we refer to "Playlogic Entertainment" in this prospectus, we are also referring to our company when it was known as Donar Enterprises, Inc.

         Acquisition of Playlogic International N.V.

         On June 30, 2005, we entered into a share exchange agreement with Playlogic International N.V. and Playlogic International's shareholders whereby all of the Playlogic International shareholders exchanged all of their ordinary shares (which are substantially similar to shares of common stock of a US company) and priority shares (which are substantially similar to shares of preferred stock of a US company) of Playlogic International for 21,836,924 shares of Playlogic Entertainment common stock. Pursuant to the share exchange agreement, the former stockholders of Playlogic International received approximately 91.0% of the outstanding common stock of Playlogic Entertainment. Of the 21,836,924 shares of Playlogic Entertainment issued in the share exchange, 1,399,252 of such shares were placed in escrow with the Company's stock transfer agent, Securities Transfer Corporation, as escrow agent. These escrowed shares will be released as soon as practicable after March 30, 2006 as set forth below:

         o In the event that our net income for the twelve months ending March 30, 2006 (the "Actual Net Income") is greater than $7.6 million and less than $8.4 million, 1,028,965 of our common shares will be distributed to the former Playlogic International shareholders and 370,287 of our common shares will be distributed to Halter Financial Group, Inc. and its affiliates or their assigns.

         o In the event that our net income for the twelve months ending March 30, 2006 is greater than $8.4 million, the number of shares that will be distributed to the former Playlogic International shareholders shall equal 1,028,965 + (1,028,965 x (Actual Net Income - 8.4 million)/16.8 million) and the remaining escrowed shares, if any, will be delivered to Halter Financial Group and its affiliates or their assigns.

         o In the event that our net income for the twelve months ending March 30, 2006 is less than $7.6 million, the number of shares that will be distributed to Halter Financial Group and its affiliates or their assigns shall equal 370,287 + (1,028,965 x (7.6 million - Actual Net Income)/7.6 million) and the remaining escrowed shares, if any, will be delivered to the former Playlogic International shareholders.

         Upon the closing of the share exchange with Playlogic International's shareholders, Timothy B. Halter, Jr, our sole director, resigned and was replaced by Willem M. Smit, the President and Chief Executive Officer of Playlogic International, and our executive officers were replaced by the
Playlogic International executive officers. On July 30, 2005, upon the expiration of the 10-day period of the filing and/or mailing of an Information Statement pursuant to Rule 14f-1 under the Securities Exchange Act of 1934 (the "Exchange Act"), the board of directors was increased to five persons and the designees of Playlogic International mentioned herein became our directors. Our board of directors currently has two vacancies.

         For accounting purposes, the share exchange was treated as a reverse acquisition with Playlogic International as the acquiror and Playlogic Entertainment as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the share exchange, we are referring to the business and financial information of Playlogic International.

         The acquisition of Playlogic International N. V. on June 30, 2005, by Playlogic Entertainment, Inc. (formerly Donar Enterprises, Inc.) effected a change in control and was accounted for as a "reverse acquisition" whereby Playlogic International N. V. is the accounting acquirer for financial statement purposes. Accordingly, for all periods subsequent to the June 30, 2005, the financial statements of the Company reflect the historical financial statements of Playlogic International N. V. and its subsidiary since it's inception and the operations of Playlogic Entertainment, Inc. (formerly Donar) subsequent to the June 30, 2005

         Our Business

         Playlogic International is the leading Dutch publisher of interactive entertainment software for consoles, such as Sony's PlayStation2, Microsoft's Xbox and Nintendo's Game Cube, PCs and handheld, such as Nintendo's Game Boy, and mobile devices. As a publisher, we are responsible for distribution, sales and marketing of our products. We seek to publish high quality products developed both by our own studio in Breda, The Netherlands, called Playlogic Game Factory, and by external developers with whom we have contractual relationships.

         Wedbush Morgan Securities, a leading investment banking and brokerage firm, has stated that in 2003, the US market for interactive entertainment was larger than the U.S. movie industry (based in box office receipts). According to Wedbush Morgan Securities, in 2003, the global video games market represented a total value of $25.5 billion and will likely grow to exceed $30 billion in 2005. According to Computer World magazine, the industry is expected to grow to a value of more than $100 billion by 2010. According to the NPD Group, a leading global sales and marketing firm, and the Entertainment Software Association, a video game trade association, total video game software sales (not including hardware and accessories) in the US reached a record of $ 7.3 billion in 2004. According to the Entertainment Software Association, this growth has more than doubled since 1996 and is expected to continue. We believe that this growth is likely to be increased by the expected development of new game platforms, the increasing popularity of games being played on mobile phones and on the Internet and emerging markets such as China.

         According to Screen Digest, a global media market and research firm, total video game software sales worldwide were more than $18 billion in 2003 and are expected to exceed $21 billion in 2007. Further, 239.3 million computer or video games were sold in 2003. According to the Entertainment Software
Association, this number grew to 248 million in 2004, which means almost two games for every household in the US.

         According to the Entertainment Software Association, the average game player is 30 years old, and the average game buyer is 37 years old. In 2005, 95% of computer game buyers and 84% of console game buyers were over the age of 18.

         Various studios, based in the US and throughout Europe, develop the games which we publish. One of these studios is our subsidiary, Playlogic Game Factory, located in The Netherlands. Other independent studios in various countries develop our games under development contracts. These development contracts generally provide that we pay the studio an upfront payment which is an advance on future royalties earned and a payment upon achievement of various milestones. In addition, we license the rights to our existing titles to other studios who then develop those titles for other platforms.

         We have released four games to date:

         o Alpha Black Zero, a mission-based tactical shooting game for the PC;

         o Airborne Troops, an infiltration action adventure game based on World War II for PC and PlayStation2;

         o        Cyclone Circus, a racing game for PlayStation2; and

         o        Xyanide, a "shoot 'em up" adventure game for mobile devices.


         On April 22 2005,  we  signed an  agreement  with TDK  Recording  Media
Europe S.A. (Luxembourg) for publishing and transferring to us all of the related intellectual property rights of the following three games:

         o        World Racing 2, for PS2, Xbox and PCs;

         o        Knights of the Temple 2, for PS2, Xbox and PC; and

         o        Gene Troopers, for PS2, Xbox and PC.

         On April 27, 2005 we signed an agreement with Visionvale Ltd.  (Nicosia
Cyprus) and Burut Co. (Voronezh, Russia) for publishing and transferring to us all of the related intellectual property rights of Sparta, Ancient Wars for PC and additional platforms.

         On August 12, 2005 we signed an offer which is subject to contract with DC Studios Inc. (Montreal, Canada) for publishing State of Emergency 2 for PS2, of which the previous sold 1.6 million copies (PS2) worldwide in 2002.

         On August 15, 2005 we signed an agreement with 1C Europe BV (Amsterdam,
The Netherlands) and Akella Corporation Ltd (Belize) for publishing and transferring to us all of the related intellectual property rights of Captain
Blood for Xbox360 and PC.

         On August  17,  2005 we signed an  agreement  with BV  (Amsterdam,  The
Netherlands) and Akella Corporation Ltd (Belize) for publishing and transferring to us all of the related intellectual property rights of Age of Pirates for PC.

         In addition, different studios and developers frequently contact us requesting financing and publishing their games. We evaluate each of these offers based on several factors, including sales potential (primarily based on past performance by the studio or developer), technology used, game play, graphics and sounds.

         We select  which  games we develop  based on our  analysis  of consumer trends and behavior and our  experience  with similar or  competitive  products.
Once we select a game to develop,  we then assign a  development  studio,  based upon  its  qualifications,  previous  experience  and  prior  performance.  Once developed,  we distribute our games in both the US and abroad  through  existing
distribution   channels  with   experienced   distributors.   We  are  currently
negotiating with a leading  distributor to become the worldwide  distributor for our games. We generally aim to release our titles  simultaneously across a range of hardware  formats in order to spread  development  risks and  increase  sales potential, with a minimum increase in development time and resources.

         The following table shows expected information about our products (we also expect to add new products from time to time):

                                                                                 Release Date
                                                                                 or Expected
Game                       Studio                          Platform              Release Date
-------------------------- ----------------------------- ----------------------- ------------
Completed Games
Alpha Black Zero           Khaeon (NL)                   PC                      Released
Airborne Troops            Widescreen Games (F)          PS2, PC                 Released
Cyclone Circus             Playlogic Game Factory (NL)   PS2                     Released
Xyanide                    Playlogic Game Factory (NL)   Xbox live               Q4 2005
Xyanide Advance            Engine Software (NL)          GBA                     Q4 2005
Xyanide                    Overloaded (NL)               Mobile Phone &N-Gage    Released

Under Development
World Racing 2             Synetic (D)                   PS2, Xbox, PC           Q3/Q4 2005
Knights of the Temple 2    Cauldron (SK)                 PS2, Xbox, PC           Q3/Q4 2005
Gene Troopers              Cauldron (SK)                 PS2, Xbox live, PC      Q3/Q4 2005




                                       5

                                                                                 Release Date
                                                                                 or Expected
Game                       Studio                          Platform              Release Date
-------------------------- ----------------------------- ----------------------- ------------
Age of Pirates             Akella                        PC                      Q4 2005
State of Emergency2        DC Studios                    PC2                     Q4 2005
Captain Blood              Akella                        Xbox360, PC             Q4 2006
StateShift                 Engine Software (NL)          PSP                     Q1/Q2 2006
Xyanide                    Playlogic Game Factory (NL)   PSP                     Q2 2006
Xyanide                    Playlogic Game Factory (NL)   PS2                     Q3 2006
Wizard of Funk             Playlogic Game Factory (NL)   PS2's EyeToy            Q3 2006
Sparta - Ancient Wars      World Forge                   PC                      Q3 2006
P.R.I.S.M.                 Rival Interactive (USA)       PC                     Q3 2006
"Project Delta"            Playlogic Game Factory (NL)   Next generation, PC     Q3/Q4 2006
Alpha Black Zero Mobile    Overloaded (NL)               Mobile Phone &N-Gage    TBD


         General

         Our principal business office is located at Concertgebouwplein 13, 1071 LL Amsterdam, The Netherlands, and our telephone number at that address is (011) 31-20-676-0304.

         Our corporate web site is www.playlogicgames.com. The information found on our web site is not intended to be part of this prospectus and should not be relied upon by you when making a decision to invest in our common stock.

         In this prospectus, "Playlogic Entertainment," the "Company," "we," "us" and "our" refer to Playlogic Entertainment, Inc. and, unless the context otherwise indicates, our subsidiary Playlogic International N.V. and/or its subsidiary Playlogic International Game Factory B.V.

                   SUMMARY FINANCIAL AND OPERATING INFORMATION

         The following selected financial information is derived from the financial statements appearing elsewhere in this prospectus and should be read in conjunction with the financial statements, including the notes thereto. Playlogic International and its consolidated subsidiaries' functional currency is the Euro, so the following information has been converted into US dollars at a rate of 1.3645 (for the December 31, 2004 information), 1.2570 (for the December 31, 2003 information), and 1.20660 for the Balance Sheet and 1.28617 for the Income Statement (for the June 30, 2005) US dollar per Euro.

                                                                        (euro)/$ rate 1.36450     (euro)/$ rate 1.25700

(In Euro/US$)                            December 31     December 31          December 31               December 31
                                          (In Euro)       (In Euro)            (In US$)                  (In US$)
                                        ------------    ------------    ----------------------    ----------------------

CONSOLIDATED STATEMENTS OF                      2004            2003                      2004                      2003
OPERATIONS
                                        ------------    ------------    ----------------------    ----------------------
Net sales                                     87,931            --      $              119,982    $                 --

Product costs                                 28,836            --                      39,347                      --

                                        ------------    ------------    ----------------------    ----------------------





                                       6

Gross profit                                  59,095            --                      80,635                      --
Operating expenses:
Selling and marketing                        464,382         361,738                   633,649                   454,704
General and administrative (1)             9,841,126       1,933,362                13,428,216                 2,430,238
Research and development                   3,638,733       3,285,841                 4,965,051                 4,130,302
Depreciation                                 289,765         367,017                   395,384                   461,340
Impairment goodwill                           11,250           3,750                    15,351                     4,714
                                        ------------    ------------    ----------------------    ----------------------

Total operating expenses                  14,245,256       5,951,708                19,437,651                 7,481,298
                                        ------------    ------------    ----------------------    ----------------------

Loss from operations                     (14,186,161)     (5,951,708)              (19,357,016)               (7,481,298)
Interest expense                          (2,007,080)       (140,206)               (2,738,661)                 (176,238)
                                        ------------    ------------    ----------------------    ----------------------

Income before income taxes               (16,193,241)     (6,091,914)              (22,095,677)               (7,657,536)

Benefit from income taxes                       --              --                        --                        --
                                        ------------    ------------    ----------------------    ----------------------

Net loss                                 (16,193,241)     (6,091,914)   $          (22,095,677)   $           (7,657,536)
                                        ------------    ------------    ----------------------    ----------------------


Net loss per share:
Basic                                          (2.13)          (0.96)   $                (2.90)   $                (1.21)
Diluted                                        (1.06)          (0.96)   $                (1.44)   $                (1.21)

Number of shares used in computation:
Basic                                      7,614,160       6,330,125                 7,614,160                 6,330,125
Diluted                                   15,342,352       6,330,125                15,342,352                 6,330,125

(1)  General  and  administrative  expenses:  includes  a  one-time  expense  of
     (euro)7,200,000 ($9,824,400) related to granted options to certain stock holders.

                                                               (euro)/$ rate 1.36450   (euro)/$ rate 1.25700

CONSOLIDATED BALANCE SHEETS            Dec 31,      Dec 31,           Dec 31,                 Dec 31,
(in Euro/US$)                           2004         2003              2004                    2003
                                      (In Euro)    (In Euro)         (In US$)                (In US$)
                                     ----------   ----------   ---------------------   ---------------------
ASSETS
Current assets:
Cash                                     16,277       65,005   $              22,210   $              81,711
Accounts receivable, net                   --          9,334                    --                    11,733
Software development                    860,049      393,557               1,173,537                 494,701
Prepaid royalties                          --           --                      --                      --
Loan to associated companies             65,000         --                    88,693                    --
Prepaid expenses and other current
assets                                  199,794      147,771                 272,618                 185,748
Deferred  tax asset                        --           --                      --                      --
                                     ----------   ----------   ---------------------   ---------------------




                                       7

Total current assets                  1,141,120      615,667               1,557,058                 773,893

Fixed assets, net                       528,357      491,461                 720,943                 617,766
Investments in affiliates                  --           --                      --                      --
Goodwill, net                              --         11,250                    --                    14,141
Intangibles, net                           --           --                      --                      --
Other assets, net                          --           --                      --                      --
                                     ----------   ----------   ---------------------   ---------------------

TOTAL ASSETS                          1,669,477    1,118,378   $           2,278,001   $           1,405,800
                                     ----------   ----------   ---------------------   ---------------------


CONSOLIDATED                                     December 31     December 31     December 31     December 31
LIABILITIES AND STOCKHOLDERS' DEFICIT
(in Euro/US$)                                       2004            2003             2004            2003
                                                  (In Euro)       (In Euro)        (In US$)        (In US$)
                                                ------------    ------------    ------------    ------------
Current liabilities:
Accounts payable                                   2,334,377         816,596    $  3,185,258    $  1,026,461


Bank overdraft                                       683,278            --           932,333            --
Short term loans from third parties                  156,000            --           212,862            --
Accrued expenses:
    Personnel expenses                               427,921         241,190         583,898         303,176
    Financing software development                   435,000            --           593,558            --
    Auditors and advisors                            165,000           8,000         225,143            --
    Management fee                                      --           150,000            --           188,550
    Other                                            170,883         206,526         233,168         269,659

Loan from stockholder
                                                   5,563,622       4,995,148       7,591,562       6,278,900
Wage tax and social securities
payable                                              101,665         596,502         138,722         749,803
                                                ------------    ------------    ------------    ------------

Total current liabilities                         10,037,746       7,013,962      13,696,504       8,816,549

Long-term liabilities                                240,000         262,500         327,480         329,963
                                                ------------    ------------    ------------    ------------

Total liabilities                                 10,277,746       7,276,462      14,023,984       9,146,512

Stockholders' Deficit:
Ordinary shares, par value EUR 0.05
per share;                                           640,177         319,175         873,521         401,203
30.000.000 shares authorized; 12.083.537 and
6.383.497 issued and outstanding at
31 December 2004 and 31 December 2003
respectively
Priority shares, par value EUR 0.05 per share
3 shares issued at 31 December 2004 and
31 December 2003 respectively                           --              --              --              --
Additional paid-in capital                         9,408,138       1,711,638      12,837,404       2,151,529
Subscribed capital                                 5,725,555            --         7,812,520            --
Accumulated deficit                              (24,382,139)     (8,188,897)    (33,269,428)    (10,293,444)
                                                ------------    ------------    ------------    ------------

Total stockholders' Deficit                       (8,608,269)     (6,158,084)    (11,745,983)     (7,740,712)
                                                ------------    ------------    ------------    ------------

TOTAL LIABILITIES,  AND
STOCKHOLDERS' DEFICIT                              1,669,477       1,118,378    $  2,278,001    $  1,405,800
                                                ------------    ------------    ------------    ------------


                                      (euro)/$ rate 1.28617    (euro)/$ rate 1.22618
-----------------------------------------------------------------------------------
CONSOLIDATED                             Six months ended,        Six months ended,
STATEMENTS OF OPERATIONS DATA                 June 30,                 June 30,
(in Euro/US$)                             2005 (Unaudited)         2004 (Unaudited)
                                             (In US$)                 (In US$)
-----------------------------------------------------------------------------------
Net sales                                $         736,559        $            --
Product costs                                      139,769                     --
                                         -----------------        -----------------
Gross profit
                                                   596,790                     --
Operating expenses:
Selling and marketing                              500,585                  386,999
General and administrative (1)                   1,300,367               10,360,091
Research and development                           485,937                1,809,483
Depreciation                                       204,968                  154,038
Compensation expense related to common              90,000                     --
stock issuances at less than "fair
value"
                                         -----------------        -----------------

Total operating expenses                         2,581,857               12,710,611
                                         -----------------        -----------------

Loss from operations                            (1,985,067)             (12,710,611)
Interest expense                                  (197,775)                (752,349)
                                         -----------------        -----------------

Income before income taxes                      (2,182,842)             (13,462,960)

Benefit from income taxes                          623,404                     --
                                         -----------------        -----------------

Net loss                                 $      (1,559,438)       $     (13,462,960)
                                         -----------------        -----------------

Net income (loss):
Basic                                    $      (1,559,438)       $     (13,462,960)
Diluted                                  $      (1,559,438)       $     (13,462,960)

Net income (loss) per share:
Basic
Diluted

Number of shares used in
computation:
Basic
Diluted


(1) General and administrative expenses: includes a one-time expense of $8,828,496 related to granted options to certain stockholders (2004).

                                         (euro)/$ rate 1.20660  (euro)/$ rate 1. 21500

CONSOLIDATED BALANCE SHEETS                     June 30,                June 30,
(in EURO/US$))                              2005 (Unaudited)        2004 (Unaudited)
                                                (In US$)                (In US$)
------------------------------------------------------------------------------------
ASSETS
Current assets:
Cash                                        $        144,031        $        936,505
Accounts receivable - trade net                      703,430                  91,630
Software development                               1,838,512                 966,257
Prepaid royalties                                       --                      --
Loan to associated companies                         491,115                    --
Taxes receivables                                    301,740                 276,413
Prepaid expenses and other current assets            784,499                  21,258
Deferred tax asset                                   584,837                    --
                                            ----------------        ----------------

Total current assets                               4,848,164               2,292,063

Fixed assets, net                                    503,666                 783,500
Investments in affiliates                               --                      --
Goodwill, net                                           --                    13,669
Intangibles, net                                        --                      --
Loan to stockholder                                  694,419                    --
                                            ----------------        ----------------

TOTAL ASSETS                                $      6,046,249        $      3,089,232
                                            ----------------        ----------------


                                         (euro)/$ rate 1.20660  (euro)/$ rate 1. 21500
CONSOLIDATED
LIABILITIES AND STOCKHOLDERS' DEFICIT           June 30,                June 30,
(in EURO/US$)                               2005 (Unaudited)        2004 (Unaudited)
                                                (In US$)                (In US$)
------------------------------------------------------------------------------------
Current liabilities:
Accounts payable                            $      2,450,847        $      1,976,070

Bank overdraft                                       393,896               1,510,736
Short term loans from third parties                  187,023                    --
Accrued expenses:
  Personnel expenses                                 155,291                 210,598
  Financing software development                     241,320                    --
  Other current liabilities                          415,339                 607,882
Loan from stockholder                                   --                 9,219,767
Wage tax and social securities payable               675,223               1,049,136
                                            ----------------        ----------------
Total current liabilities                          4,518,939              14,574,189


Long-term liabilities                                271,485                 300,713
                                            ----------------        ----------------
Total long-term liabilities                          271,485                 300,713
                                            ----------------        ----------------


Common Stock                                          23,064                 390,835
Additional paid-in capital                        32,127,823              11,113,165
Currency Translation Adjustment                    1,171,721                 466,735
Accumulated deficit                              (32,066,783)            (23,756,404)
                                            ----------------        ----------------

Shareholders' Equity'                              1,255,825             (11,785,669)
                                            ----------------        ----------------


STOCKHOLDERS' DEFICIT                       $      6,046,249        $      3,089,232
                                            ----------------        ----------------

                                  RISK FACTORS

         Our shares are speculative and involve a high degree of risk. You should carefully consider the following risk factors before making an investment decision.

         We have a limited operating history, we have experienced significant losses in prior years and we may not be able to maintain profitability on a consistent basis.

         We commenced operations in May 2002. Accordingly, we have a limited operating history and our business strategy may not be successful. Our failure to implement our business strategy or an unsuccessful business strategy could materially adversely affect our business, financial condition and operations.

         We had net consolidated losses of (euro)16,193,241 ($22,095,677) in 2004, (euro)6,091,914 ( $7,657,536) in 2003 and (euro)2,096,983 ($2,199,945) in
2002. The net  consolidated  losses of  (euro)16,193,241  ($22,095,677)  in 2004 include a one-time expense of (euro)7,200,000 ($9,824,400) related to the grant of options to some of our stockholders in 2004.

         Although we expect to be profitable in the future, we may never achieve profitability. If we do achieve profitability, we may not be able to maintain profitability on a consistent basis. The report of Playlogic International's independent auditors on Playlogic International's December 31, 2004 financial statements included an explanatory paragraph indicating there is substantial doubt at year end 2004 about Playlogic International's ability to continue as a going concern. In 2005, all loans granted to Playlogic International were redeemed. The amount redeemed was used as payment on the shares issued therefore. Accordingly, Playlogic International does not have any material loans outstanding. Nevertheless, if we do not raise additional capital, we may need to cease operations.

         We are dependent on financing by third parties, and if we are not able to acquire any necessary financing for our operations, our business will be significantly harmed, and we may need to cease operations.

         We  expect  that our  current  cash  balance  and cash  generated  from operations will be sufficient to cover our working capital costs through the third quarter of 2005. We will need to obtain additional financing from third parties. We expect our capital requirements to increase over the next several years as we continue to develop new products, increase marketing and administration infrastructure, and embark on in-house business capabilities and facilities. Our future liquidity and capital funding requirements will depend on numerous factors, including, but not limited to, the cost of hiring and training production personnel who will produce our titles, the cost of hiring and training additional sales and marketing personnel to promote our products, and the cost of hiring and training administrative staff to support current management. If we do not obtain any necessary financing in the future, we may need to cease operations.

         Many of our titles have short lifecycles and may fail to generate significant revenues.

         The market for interactive entertainment software is characterized by short product lifecycles and frequent introduction of new products. Many software titles do not achieve sustained market acceptance or do not generate a sufficient level of sales to offset the costs associated with product development. A significant percentage of the sales of new titles generally occur within the first three months following their release. Therefore, our profitability depends upon our ability to develop and sell new, commercially successful titles and to replace revenues from titles in the later stages of their lifecycles. Any competitive, financial, technological or other factor which delays or impairs our ability to introduce and sell our software could adversely affect our future operating results.

         A significant portion of our revenues are derived from a limited number of titles. If we fail to develop new, commercially successful titles, our business may be harmed.

         For the year ended December 31, 2004, one title, Alpha Black Zero accounted for 100% of our revenues. We did not have any revenue in 2003 or 2002. Our future titles may not be commercially viable. We also may not be able to release new titles within scheduled release times or at all. If we fail to continue to develop and sell new, commercially successful titles, our revenues and profits may decrease substantially and we may incur losses.

         Our business is dependent on licensing and publishing arrangements with third parties, and if we cannot continue to license popular properties on commercially reasonable terms, our business will be harmed.

         Our success depends on our ability to identify and exploit new titles on a timely basis. We have entered into agreements with third parties to acquire the rights to publish and distribute interactive entertainment software. These agreements typically require us to make advance payments, pay royalties and satisfy other conditions. Our advance payments may not be sufficient to permit developers to develop new software successfully. In addition, software development costs, promotion and marketing expenses and royalties payable to software developers have increased significantly in recent years and reduce the potential profits derived from sales of our software. Future sales of our titles may not be sufficient to recover advances to software developers and we may not have adequate financial and other resources to satisfy our contractual commitments. If we fail to satisfy our obligations under these license agreements, the agreements may be terminated or modified in ways that may be burdensome to us. Our profitability depends upon our ability to continue to license popular properties on commercially feasible terms. Numerous companies compete intensely for properties and we may not be able to license popular properties on favorable terms or at all in the future.

         Acquiring licenses to create games based on movies may be very expensive. If we spend a significant amount of resources to acquire such licenses and the resulting games are not successful, our business may be materially harmed.

         Many current video game titles are based on popular motion pictures. Some of these games have been successful, but many have not. We do not have any such games in the development stage as of yet, but we are currently considering creating a game based on a successful horror movie. We hope to release a game based on this movie concurrent with the release of the movie's sequel in theaters which is expected to occur in 2006. In order to create this game, we will need to acquire a license from the producer of the movie, and it is likely that this license will be expensive. If the game is not successful due to the movie's sequel not being popular or for any other reason, our business may be materially harmed.

         We are exposed to seasonality in the purchases of our products and if we fail to release products in time during periods of high consumer demand, such as the holidays, our revenues may be negatively affected.

         The interactive entertainment software industry is highly seasonal, with the highest levels of consumer demand occurring during the year-end holiday buying season. Additionally, in a platform transition period, sales of game console software products can be significantly affected by the timeliness of the introduction of game console platforms by the manufacturers of those platforms, such as Sony, Microsoft and Nintendo. The timing of hardware platform introduction is also often tied to holidays and is not within our control. If a hardware platform is released unexpectedly close to the holidays, this would result in a shortened holiday buying season and could negatively impact the sales of our products. Delays in development, licensor approvals or manufacturing can also affect the timing of the release of our products, causing us to miss key selling periods such as the year-end holiday buying season.

         We continually need to develop new interactive entertainment software for various operating systems and if developers of operating systems face financial or operational difficulties, we may not be able to release our titles and may incur losses.

         We  depend  on  third-party   software   developers  and  our  internal
development studios to develop new interactive entertainment software within anticipated release schedules and cost projections. Many of our titles are externally developed. If developers experience financial difficulties, additional costs or unanticipated development delays, we will not be able to release titles according to our schedule and may incur losses.

         The development of new interactive entertainment software is a lengthy, expensive and uncertain process. Considerable time, effort and resources are required to complete development of our proposed titles. We have in the past and may in the future experience delays in introducing new titles. Delays, expenses, technical problems or difficulties could force the abandonment of or material changes in the development and commercialization of our proposed titles. In addition, the costs associated with developing titles for use on new or future platforms may increase our development expenses.

         Transitions in console platforms have a material impact on the market for interactive entertainment software and delays in the launch, shortages, technical problems or lack of consumer acceptance of these platforms and next generation platforms could adversely affect our sales of products for these platforms.

         When new console platforms are announced or introduced into the market, consumers typically reduce their purchases of game console entertainment software products for current console platforms in anticipation of new platforms becoming available. During these periods, sales of our game console entertainment software products can be expected to slow down or even decline until new platforms have been introduced and have achieved wide consumer acceptance. Each of the three current principal hardware producers launched a new platform in recent years. Sony made the first shipments of its PlayStation2 console system in North America and Europe in the fourth quarter of calendar year 2000. Microsoft made the first shipments of its Xbox console system in North America in November 2001 and in Europe and Japan in the first quarter of calendar 2002. Nintendo made the first shipments of its GameCube console system in North America in November 2001 and in Europe in May 2002. Additionally, in June 2001, Nintendo launched its Game Boy Advance hand-held device. Most recently, in late 2004 Sony introduced its hand-held gaming device, PlayStation Portable ("PSP") and Nintendo introduced its Nintendo Dual Screen ("DS"). We expect that the next hardware transition cycle will commence in late calendar 2005 or calendar 2006. Delays in the launch, shortages, technical problems or lack of consumer acceptance of these platforms and next generation platforms could adversely affect our sales of products for these platforms.

         Developing games for the next generation game consoles by Sony, Microsoft and Nintendo (which are expected to be released in the next few years) will likely be more expensive and time consuming for us and our studios. If we are not able to produce games for these consoles in a cost-effective manner, our business may be significantly harmed.

         Each of Sony, Nintendo and Microsoft are expected to release next generation game consoles in the next few years. These new consoles will likely be more powerful, and games for these consoles will have greater graphics and features. With this increased power and capabilities, there are likely to be increased costs to develop games and it is likely that each game will need larger development teams. Budgets for next generation games are likely to be twice those of games for current consoles and development teams may need to increase three-fold. The rising costs may make it prohibitively expensive for small game publishers like us to take the risk of creating new, unproven games. If we cannot create games for the next generation consoles in a cost effective manner, our business is likely to be significantly harmed.

         We depend on Sony, Nintendo and Microsoft for the manufacturing of products that we develop for their hardware platforms. Accordingly, any of them could cause unanticipated delays in the release of our products as well increases to our development, manufacturing, marketing or distribution costs, which could materially harm our business and financial results.

         Generally, when we develop interactive entertainment software products for hardware platforms offered by Sony, Nintendo or Microsoft, the products are manufactured exclusively by that hardware manufacturer or their approved replicator. We pay a licensing fee to the hardware manufacturer for each copy of a product manufactured for that manufacturer's game platform.

         The agreements with these manufacturers include certain provisions such as approval rights over all products and related promotional materials and the ability to change the fee they charge for the manufacturing of products, that allow them substantial influence over our costs and the release schedule of our products. In addition, since each of the manufacturers is also a publisher of games for its own hardware platforms and manufactures products for all of its other licensees, a manufacturer may give priority to its own products or those of our competitors in the event of insufficient manufacturing capacity. Accordingly, Sony, Nintendo or Microsoft could cause unanticipated delays in the release of our products as well increase our development, manufacturing, marketing or distribution costs, which could materially harm our business and financial results.

         We partly depend on independent developers, and we make advance payments to them prior to the completion of the product. There is no assurance that we can recoup these payments if we do not accept the product from a third party developer.

         We make advance payments to independent software developers prior to completion of the games, which are for the development of intellectual property related to our games. The advance payments become due when the developer meets agreed milestones.

         Upon termination of the contract for any reason prior to the completion of a game, the advance payments are repayable by the independent software developers, who then remain the sole owner of the source material and intellectual property. These advance payments that are due prior and after completion of the product are partly capitalized and expensed as cost of goods sold at the higher of the contractual or effective royalty rate based on net product sales. However, there is no assurance that the independent developer will return the advance payments to us, and if they do not, our business may suffer.

         We may fail to anticipate changing consumer preferences, and if we do, our results of operations may be materially harmed.

         Our business is speculative and is subject to all of the risks generally associated with the interactive entertainment software industry, which has been cyclical in nature and has been characterized by periods of significant growth followed by rapid declines. Our future operating results will depend on numerous factors beyond our control, including:

o the popularity, price and timing of new software and hardware platforms being released and distributed by us and our competitors;

o        international,  national and regional economic conditions, particularly
         economic   conditions   adversely  affecting   discretionary   consumer
         spending;

o        changes in consumer demographics;

o        the availability of other forms of entertainment; and

o critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted.

         In order to plan for acquisition and promotional activities we must anticipate and respond to rapid changes in consumer tastes and preferences. A decline in the popularity of interactive entertainment software or particular platforms could cause sales of our titles to decline dramatically. The period of time necessary to develop new game titles, obtain approvals of manufacturers and produce CD-ROMs or game cartridges is unpredictable. During this period consumer appeal of a particular title may decrease, causing projected sales to decline.

         Rapidly  changing   technology  and  platform  shifts  could  hurt  our
operating results.

         The interactive software market and the PC and video game industries in general are associated with rapidly changing technology, which often leads to software and platform obsolescence and significant price erosion over the life of a product. The introduction of new platforms and technologies can render existing software obsolete or unmarketable. We expect that as more advanced platforms are introduced, consumer demand for software for older platforms will decline. As a result, our titles developed for such platforms may not generate sufficient sales to make such titles profitable. Obsolescence of software or platforms could leave us with increased inventories of unsold titles and limited amounts of new titles to sell to consumers which would have a material adverse effect on our operating results.

         We have devoted and will continue to devote significant development and marketing resources on products designed for next-generation video game systems, such as the PlayStation 3 and Xbox360, that have not yet been released. If PlayStation 3 and/or Xbox360 do not achieve wide acceptance by consumers or Sony/Microsoft is unable to ship a significant number of PlayStation 3/Xbox360 units in an timely fashion, or if our titles fail to sell through, we will have spent a substantial amount of our resources for this platform without corresponding revenues, which would have a material adverse effect on our business, operating results and financial condition.

         We need to anticipate technological changes and continually adapt our new titles to emerging platforms to remain competitive in terms of price and performance. Our success depends upon our ability and the ability of third-party developers to adapt software to operate on and to be compatible with the products of original equipment manufacturers and to function on various hardware platforms and operating systems. If we design titles to operate on new platforms, we may be required to make substantial development investments well in advance of platform introductions and we will be subject to the risks that any new platform may not achieve initial or continued market acceptance.

         A number of software publishers who compete with us have developed or are currently developing software for use by consumers over the Internet. Future increases in the availability of such software or technological advances in such software or the Internet could result in a decline in platform-based software and impact our sales. Direct sales of software by major manufacturers over the Internet would adversely affect our distribution business.

         If  our  products  contain  defects,   our  business  could  be  harmed
significantly.

         Software products as complex as the ones we publish may contain undetected errors when first introduced or when new versions are released. Despite extensive testing prior to release, we cannot be certain that errors will not be found in new products or releases after shipment which could result in loss of or delay in market acceptance. This loss or delay could significantly harm our business and financial results.

         Returns of our titles may adversely affect our operating results.

         Our arrangements with retailers for published titles require us to accept returns for stock balancing, markdowns or defects. We establish a reserve for future returns of published titles at the time of sales, based primarily on these return policies and historical return rates and we recognize revenues net of returns.

         Our distribution arrangements with retailers generally do not give them the right to return titles to us or to cancel firm orders, although we do accept returns for stock balancing, markdowns and defects. We sometimes negotiate accommodations to retailers, including price discounts, credits and returns, when demand for specific titles falls below expectations.

         Our sales returns and allowances for the year ended December 31, 2004, they were (euro)0 ($0). If return rates for our published titles significantly exceed our estimates, our operating results will be materially adversely affected.

         Our business is highly competitive and increasingly "hit" driven. If we do not continue to deliver "hit" products, our success will be limited.

         Competition in our industry is intense and new products are regularly introduced. We compete for both licenses to properties and the sale of interactive entertainment software with Sony, Nintendo and Microsoft, each of which is the largest developer and marketer of software for its platforms. Sony, Microsoft and Nintendo currently dominate the industry and have the financial resources to withstand significant price competition and to implement extensive advertising campaigns, particularly for prime-time television. These companies may also increase their own software development efforts or focus on developing software products for third-party platforms.

         In addition, we compete with domestic public and private companies, international companies, large software companies and media companies. Many of our competitors have far greater financial, technical, personnel and other resources than we do and many are able to carry larger inventories, adopt more aggressive pricing policies and make higher offers to licensors and developers for commercially desirable properties than we can. Our titles also compete with other forms of entertainment such as motion pictures, television and audio and DVDs featuring similar themes, on-line computer programs and forms of entertainment which may be less expensive or provide other advantages to consumers.

         Retailers typically have limited shelf space and promotional resources and competition is intense among an increasing number of newly introduced interactive entertainment software titles for adequate levels of shelf space and promotional support. Competition for retail shelf space is expected to increase, which may require us to increase our marketing expenditures just to maintain current levels of sales of our titles. Competitors with more extensive lines and popular titles frequently have greater bargaining power with retailers. Accordingly, we may not be able to achieve the levels of support and shelf space that such competitors receive. Similarly, as competition for popular properties increases, our cost of acquiring licenses for such properties is likely to increase, possibly resulting in reduced margins. Prolonged price competition, increased licensing costs or reduced operating margins would cause our profits to decrease significantly.

         If our competitors develop more successful products, or if we do not continue to develop consistently high-quality products, our revenue will decline.

         Our products are sold internationally through third-party distribution and licensing arrangements and through our wholly-owned European distribution subsidiaries. Our sales are made primarily on a purchase order basis without long-term agreements or other forms of commitments. The loss of, or significant reduction in sales to, any of our principal retail customers or distributors could significantly harm our business and financial results.

         We may be burdened with payment defaults and uncollectible accounts if our distributors or retailers cannot honor their credit arrangements with us.

         Distributors and retailers in the interactive entertainment software industry have from time to time experienced significant fluctuations in their businesses and a number of them have failed. The insolvency or business failure of any significant retailer or distributor of our products could materially harm our business and financial results. We typically make sales to most of our retailers and some distributors on unsecured credit, with terms that vary depending upon the customer's credit history, solvency, credit limits and sales history, as well as whether we can obtain sufficient credit insurance. Although, as in the case with most of our customers, we have insolvency risk insurance to protect us against our customers' bankruptcy, insolvency or liquidation, this insurance contains a significant deductible and a co-payment obligation and the policy does not cover all instances of non-payment. In addition, although we maintain a reserve for uncollectible receivables, the reserve may not be sufficient in every circumstance. As a result, a payment default by a significant customer could significantly harm our business and financial results.

         We may not be able to maintain our distribution relationships with key vendors, and if we do not, our results of operations may be materially harmed

         We distribute interactive entertainment software and hardware products and provide related services in the Benelux countries, France, Germany, the United Kingdom, the United States, Canada and in other European countries for a variety of entertainment software publishers, many of which are our competitors, and hardware manufacturers. These services are generally performed under limited term contracts. Although we expect to use reasonable efforts to retain these vendors, we may not be successful in this regard. The cancellation or non-renewal of one or more of these contracts could significantly harm our business and financial results.

         Our software may be subject to legal claims which could be very costly and time consuming and cause a material adverse effect on our business.

         In prior years lawsuits were filed against numerous video game companies by the families of victims who were shot and killed by teenage gunmen in attacks perpetrated at schools. In these lawsuits plaintiffs alleged that the video game companies manufactured and/or supplied these teenagers with violent video games, teaching them how to use a gun and causing them to act out in a violent manner. Both lawsuits have been dismissed. It is possible, however, that similar, additional lawsuits may be filed in the future. If such future lawsuits are filed and ultimately decided against us and our insurance carrier does not cover the amounts we are liable for, it could have a material adverse effect on our business and financial results. Payment of significant claims by insurance carriers may make such insurance coverage materially more expensive or unavailable in the future, thereby exposing our business to additional risk.

         Our business, our products and our distribution are subject to increasing regulation in key territories of content, consumer privacy and online delivery. If we do not successfully respond to these regulations, our business may suffer.

         Legislation is continually being introduced that may affect both the content of our products and their distribution. For example, privacy laws in the United States and Europe impose various restrictions on our web sites. Those rules vary by territory although the Internet recognizes no geographical boundaries. Other countries, such as Germany, have adopted laws regulating content both in packaged goods and those transmitted over the Internet that are stricter than current United States laws. In the United States, the federal and several state governments are considering content restrictions on products such as ours, as well as restrictions on distribution of such products. Any one or more of these factors could harm our business by limiting the products we are able to offer to our customers and by requiring additional differentiation between products for different territories to address varying regulations. This additional product differentiation would be costly.

         If we do not consistently meet our product development schedules, we will experience fluctuations in our operating results.

         Product development schedules, particularly for new hardware platforms, high-end multimedia PCs and the Internet, are difficult to predict because they involve creative processes, use of new development tools for new platforms and the learning process, research and experimentation associated with development for new technologies. We have in the past experienced development delays for several of our products. Failure to meet anticipated production or "go live" schedules may cause a shortfall in our revenue and profitability and cause our operating results to be materially different from expectations. Delays that prevent release of our products during peak selling seasons may reduce lifetime sales of those products.

         Our expansion may strain our operations.

         We have expanded through internal growth and acquisitions, which has placed and may continue to place a significant strain on our management, administrative, operational, financial and other resources. We have released a number of titles on new platforms, expanded our publishing and distribution operations, increased our advances to developers and manufacturing expenditures, enlarged our work force and expanded our presence on international markets. To successfully manage this growth, we must continue to implement and improve our operating systems as well as hire, train and manage a substantial and increasing number of management, technical, marketing, administrative and other personnel. We may be unable to effectively manage rapidly expanded operations which are geographically dispersed.

         We have acquired rights to various properties and businesses, and we may pursue opportunities by making selective acquisitions consistent with our business strategy. We may be unable to successfully integrate any new personnel, property or business into our operations. If we are unable to successfully integrate future personnel, properties or businesses into our operations, we may incur significant charges.

         Our publishing and distribution activities require significant amounts of capital. We may seek to obtain additional debt or equity financing to fund the cost of expansion. The issuance of equity securities would result in dilution to the interests of our stockholders.

         A limited number of customers may account for a significant portion of our sales, and the loss of our relationships with principal customers or a decline in sales to principal customers could harm our operating results.

         Sales to our three largest customers accounted for approximately 95% of our revenues for the year ended December 31, 2004. In the first six months of 2005, sales to our three largest customers accounted for approximately 50% of our revenues. The loss of our relationships with principal customers or a decline in sales to principal customers could harm our operating results.

         Rating  systems  for  interactive  entertainment  software,   potential
legislation and consumer opposition could inhibit sales of our products.

         The home video game industry requires interactive entertainment software publishers to provide consumers with information relating to graphic violence or sexually explicit material contained in software titles. Certain countries have also established similar rating systems as prerequisites for sales of interactive entertainment software in such countries. We believe that we comply with such rating systems and display the ratings received for our titles. Our software titles generally receive a rating of "G" (all ages), "E10-Plus" (age 10 and over) or "T" (age 13 and over), although certain of our titles receive a rating of "M" (age 17 and over), which may limit the potential markets for these titles.

         Several proposals have been made for federal legislation to regulate the interactive entertainment software, motion picture and recording industries, including a proposal to adopt a common rating system for interactive entertainment software, television and music containing violence and sexually explicit material and an inquiry by the Federal Trade Commission with respect to the marketing of such material to minors. Consumer advocacy groups have also opposed sales of interactive entertainment software containing graphic violence and sexually explicit material by pressing for legislation in these areas and by engaging in public demonstrations and media campaigns. If any groups were to target our titles, we might be required to significantly change or discontinue a particular title. In addition, certain retailers, such as US-based retailers WalMart Stores Inc., Sears Inc., including its Kmart and Sears division, and Target, a division of Dayton Hudson Corporation, have declined to sell interactive entertainment software containing graphic violence or sexually explicit material, which also limits the potential markets for certain of our games. Such restrictions or impairments may also occur in other geographic markets and as a result limit the potential for certain of our games in those markets. Furthermore, because of the content in some of our titles, religious or other advocacy groups could pressure retailers not to sell or carry our titles which could impair marketing or sales efforts with certain retailers and as a consequence limit sales or potential sales for certain of our games in affected areas.

         We are subject to risks and uncertainties of international trade, and if any of these risks materialize, our results of operations may be harmed.

         Sales in international markets, primarily in the United Kingdom, France, Spain and the Benelux, have accounted for an increasing portion of our revenues. For the year ended December 31, 2004, sales in international markets accounted for approximately 99% of our revenues. In the first six months of 2005 sales in Europe accounted for approximately 50% of our revenues and sales in the United States for the other 50% of our revenues. We are subject to risks inherent in foreign trade, including:

         o        increased credit risks;

         o        tariffs and duties;

         o        fluctuations in foreign currency exchange rates;

         o        shipping delays; and

         o international political, regulatory and economic developments, all of which can have a significant impact on our operating results.

         We are dependent upon our key executives and personnel, and if we fail to hire and retain necessary personnel as needed, our business will be significantly impaired.

         Our success is largely dependent on the personal efforts of certain key personnel. The loss of the services of one or more of these key employees could adversely affect our business and prospects. Our success is also dependent upon our ability to hire and retain additional qualified operating, marketing, technical and financial personnel. Competition for qualified personnel in the computer software industry is intense, and we may have difficulty hiring or retaining necessary personnel in the future. If we fail to hire and retain necessary personnel as needed, our business will be significantly impaired.

         Fluctuations in foreign exchange rates and interest rates could harm our results of operations

         We are exposed to currency risks and interest rate risks. We are particularly exposed to fluctuations in the exchange rate between the U.S. dollar and the Euro, as we incur manufacturing costs and price our systems predominantly in Euro while a portion of our revenue and cost of sales is denominated in U.S. dollars.

         In addition, a substantial portion of our assets, liabilities and operating results are denominated in Euros, and a minor portion of our assets, liabilities and operating results are denominated in currencies other than the Euro and the U.S. dollar. Our consolidated financial statements are expressed in U.S. dollars. Accordingly, our results of operations are exposed to fluctuations in various exchange rates.

         Furthermore, a strengthening of the Euro, particularly against the U.S. dollar could lead to intensified price-based competition in those markets that account for the majority of our sales, resulting in lower prices and margins and an adverse impact on our business, financial condition and results of operations.

         We are also exposed to fluctuations in interest rates. As of December 31, 2004 we had a net bank overdraft. An increase of the short-term interest rates could increase the interest expense on our bank overdraft and adversely affecting our financial results.

         The market price of our common stock may be volatile.

         The market price of the common stock may be highly volatile. Disclosures of our operating results, announcements of various events by us or our competitors and the development and marketing of new titles affecting the interactive entertainment software industry may cause the market price of the common stock to change significantly over short periods of time. Sales of shares under this prospectus may have a depressive effect on the market price of our common stock.

         Some of our existing shareholders can exert control over us and may not make decisions that are in the best interests of all shareholders.

         As of August 26, 2005, officers, directors, and shareholders holding more than 5% of our outstanding shares collectively controlled approximately 59% of our outstanding common stock. As a result, these shareholders, if they act together, would be able to exert a significant degree of influence over our management and affairs and over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Accordingly, this concentration of ownership may harm the market price of our ordinary shares by delaying or preventing a change in control of us, even if a change is in the best interests of our other shareholders.

         In addition, the interests of this concentration of ownership may not always coincide with the interests of other share holders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

         It may be difficult to enforce a US judgment against us, or our officers and directors.

         Service of process upon our directors and officers, all of whom reside outside the United States, may be difficult to obtain within the United States. In addition, because substantially all of our assets and all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

                   MARKET PRICE OF OUR COMMON STOCK; DIVIDENDS

         Since January 7, 2003, our common stock has been quoted on the Over-the-Counter ("OTC") Bulletin Board, an electronic stock listing service provided by The Nasdaq Stock Market, Inc., under the symbol PLGC.OB (our symbol had been DNRE.OB from January 2003 until May 2005, and it was DNRR.OB from May 2005 until August 2, 2005).

         As of August 26, 2005, there were approximately 103 holders of record of our common stock.

         The price range of our common stock during the past two fiscal years is shown below. High and low prices given here refer to the high and low bid quoted on the OTC Bulletin Board. These prices reflect our one-for -10 reverse stock split effective April 15, 2005. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Fiscal 2003                                  High           Low
-----------                                  ----           ---

First Quarter........................       $3.80          $0.30
Second Quarter.......................       $1.00          $0.20
Third Quarter........................       $2.00          $0.30
Fourth Quarter.......................       $0.90          $0.50


Fiscal 2004                                  High           Low
-----------                                  ----           ---

First Quarter........................       $0.70          $0.70
Second Quarter.......................       $0.80          $0.80
Third Quarter........................       $1.00          $1.00
Fourth Quarter.......................       $0.70          $0.70


Fiscal 2005                                  High           Low
-----------                                  ----           ---

First Quarter........................       $3.10          $1.40
Second Quarter                              $4.00          $2.80
                                 --------------


         No dividends have been paid on the common stock since our inception, and we do not anticipate paying any dividends in the foreseeable future.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

         Forward-Looking Statements

         The Information in this registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements, other than statements of historical fact, made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

         The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

         Overview

         Playlogic Entertainment, Inc. was incorporated in the State of Delaware in May 2001 when its name was Donar Enterprises, Inc. Initially, our plan was to engage in the business of converting and filing registration statements, periodic reports and other forms of small to mid-sized companies with the U.S. Securities and Exchange Commission electronically through EDGAR. We had limited operations until June 30, 2005, when we entered into a share exchange agreement with Playlogic International N.V., a corporation formed under the laws of the Netherlands that commenced business in 2002, and its shareholders. Pursuant to this agreement, the former shareholders of Playlogic International became the owners of over 91% of our common stock. Playlogic International has become our wholly-owned subsidiary and represents all of our commercial operations.

         On August 2, 2005, Donar Enterprises merged with and into a wholly owned subsidiary named Playlogic Entertainment, Inc. pursuant to which Donar's name was changed to Playlogic Entertainment, Inc. Playlogic Entertainment, Inc. was formed specifically for the purpose of effecting the name change. When we refer to "Playlogic Entertainment" in this prospectus, we are also referring to our company when it was known as Donar Enterprises, Inc.

         Playlogic International is the leading Dutch publisher of interactive entertainment software for consoles, such as Sony's PlayStation2, Microsoft's Xbox and Nintendo's Game Cube, PCs and handheld, such as Nintendo's Game Boy, and mobile devices. As a publisher, we are responsible for distribution, sales and marketing of our products. We seek to publish high quality products developed both by our own studio in Breda, The Netherlands, called Playlogic Game Factory, and by external developers with whom we have contractual relationships.

         Various studios, based in the US and throughout Europe, develop the games which we publish. One of these studios is our subsidiary, Playlogic Game Factory, located in The Netherlands. Other independent studios in various countries develop our games under development contracts. These development contracts generally provide that we pay the studio an upfront payment which is an advance on future royalties earned and a payment upon achievement of various milestones. In addition, we license the rights to our existing titles to other studios who then develop those titles for other platforms.

         We have released four games to date:

         o Alpha Black Zero, a mission-based tactical shooting game for the PC;

         o Airborne Troops, an infiltration action adventure game based on World War II for PC and PlayStation2;

         o        Cyclone Circus, a racing game for PlayStation2; and

         o        Xyanide, a "shoot 'em up" adventure game for mobile devices.

         On April 22 2005,  we  signed an  agreement  with TDK  Recording  Media
Europe S.A. (Luxembourg) for publishing and transferring to us all of the related intellectual property rights of the following three games:

         o        World Racing 2, for PS2, Xbox and PCs;

         o        Knights of the Temple 2, for PS2, Xbox and PC; and

         o        Gene Troopers, for PS2, Xbox and PC.

         On April 27, 2005 we signed an agreement with Visionvale Ltd. (Nicosia Cyprus) and Burut Co. (Voronezh, Russia) for publishing and transferring to us all of the related intellectual property rights of Sparta, Ancient Wars for PC and additional platforms.

         On August 12, 2005 we signed an offer which is subject to contract with DC Studios Inc. (Montreal, Canada) for publishing State of Emergency 2 for PS2, of which the previous sold 1.6 million copies (PS2) worldwide in 2002.

         On August 15, 2005 we signed an agreement with 1C Europe BV (Amsterdam, The Netherlands) and Akella Corporation Ltd (Belize) for publishing and transferring to us all of the related intellectual property rights of Captain Blood for Xbox360 and PC.

         On August 17, 2005 we signed an agreement with BV (Amsterdam, The Netherlands) and Akella Corporation Ltd (Belize) for publishing and transferring to us all of the related intellectual property rights of Age of Pirates for PC.

         Management's Overview of Historical and Prospective Business Trends

         Increased Console Installed Base. As consumers purchase the current generation of consoles, either as first time buyers or by upgrading from a previous generation, the console installed base increases. As the installed base for a particular console increases, we believe we will generally able to increase our unit volume. However, as consumers anticipate the next generation of consoles, unit volumes often decrease. In March 2004, Microsoft reduced the retail price of its box consoles in the US, and in May and December 2004, Sony did the same with its PlayStation2 consoles. As price reductions drive sales of consoles and the related installed base of these current generation consoles increases during fiscal 2005, we believe that our unit sales of current generation titles are likely to be increased.

         Software Prices. As current generation console prices decrease, we expect more value-oriented consumers to become part of the interactive entertainment software market. We believe that hit titles will continue to be launched at premium price points and will maintain those premium price points longer than less popular games. However, as a result of a more value-oriented consumer base, and a greater number of software titles being published, we expect average software prices to gradually come down, which we expect to negatively impact our gross margin. To offset this, as the installed base increases, total volume of software sales are expected to increase, compensating for the lower margins on software sales.

         Increasing Cost of Titles. Hit titles have become increasingly more expensive to produce and market as the platforms on which they are played continue to advance technologically and consumers demand continual improvements in the overall game play experience. We expect this trend to continue as we require larger production teams to create our titles, the technology needed to develop titles becomes more complex, we continue to develop and expand the online gaming capabilities included in our products and we develop new methods to distribute our content via the Internet. Any increase in the cost of licensing third-party intellectual property used in our products would also make these products more expensive to publish.


         Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net sales and expenses during the reporting periods. The most significant estimates and assumptions relate to the recoverability of prepaid royalties, capitalized software development costs and intangibles, inventories, realization of deferred income taxes and the adequacy of allowances for returns, price concessions and doubtful accounts. Actual amounts could differ significantly from these estimates.

Results of Operations
Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004.

         Net sales. Net sales for the six months ended June 30, 2005 were $736,559, as compared to $0 for the six months ended June 30, 2004. This increase in revenue is primarily the result of increased sales of our games. $394,468 of the revenues for the six months ended June 30, 2005 were from Europe and $342,091 were from the US. All of these revenues were derived from our game distributors.

         Gross Profit. Gross profit totaled $596,790 for the six months ended June 30, 2005. For the six months ended June 30, 2004, gross profit totaled $0. This increase in gross profit is primarily the result of an increase in net sales.

         Selling, Marketing, General and Administrative Expenses. Selling, marketing, general and administrative expenses totaled $1,800,952 for the six months ended June 30, 2005. For the six months ended June 30, 2004, selling, general and administrative expenses totaled $10,747,090. This represents a decrease of $8,946,138, or 83%. This decrease in selling, general and administrative expenses is primarily the result of a one-time charge of granted options to certain stock holders in 2004. No options have been granted in the first six months ended June 30, 2005.

         Research and development. Research and development expenses totaled $485,937 for the six months ended June 30, 2005. For the six months ended June 30, 2004, research and development expenses totaled $1,809,483. This represents a decrease $1,323,546, or 73%. This decrease is due to our research and development expenses not being able to be capitalized.

         Depreciation. Depreciation expense totaled $204,968 for the six months ended June 30, 2005. For the six months ended June 30, 2004, depreciation expense totaled $154,038. The increase of $50,930, or 33% was caused by an increase in fixed assets that are depreciated on a straight line basis over the economic life time.

         Interest Expense. Interest expense totaled $197,775 for the six months ended June 30, 2005. For the six months ended June 30, 2004, interest expense totaled $752,349. This represents a decrease of $554,574, or 74%. This decrease in interest expense is primarily the result of our debt holders converting their loans into ordinary shares of Playlogic.

         Benefit from income taxes. Benefit from income taxes totaled $623,404 for the six months ended June 30, 2005. For the six months ended June 30, 2004, benefit from income taxes totaled $0. This increase was caused by our entering into contracts to purchase finished products and for distribution of these games; therefore deferred tax income has been recognized.

         Net Loss. Our net loss was $1,559,438 for the six months ended June 30, 2005. For the six months ended June 30, 2004, net loss totaled $13,462,960. This was primarily due to a one-time charge related to the grant of stock options to certain stockholders in 2004, recognition of benefits from income taxes, increased gross profit, lower interest expenses and lower research and development costs.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003.

         Net sales. For the fiscal year ended December 31, 2004, we had total revenue of (euro)87,931 ($119,982) compared to revenue of (euro)0 ($0) for the fiscal year ended December 31, 2003. This represents an increase of (euro)87,931 ($119,982), or 100%. This increase in revenue is primarily the result of starting sales of our games in the fourth quarter of 2004. All of the revenues for the year ended December 31, 2004 were from Europe. All of these revenues were from our game distributors.

         Gross Profit. Gross profit totaled (euro)59,095 ($80,635) for the fiscal year ended December 31, 2004 as compared to (euro)0 ($0) for the fiscal year ended December 31, 2003. This represents an increase of (euro)59,095
($80,635), or 100%. The increase in our gross profit is a result of increased sales.

         Selling, Marketing, General and Administrative Expenses. Selling, general and administrative expenses totaled (euro)10,305,508 ($14,061,865) for the fiscal year December 31, 2004. For the fiscal year ended December 31, 2003, selling, general and administrative expenses totaled (euro)2,295,100 ($2,884,942). This represents an increase of (euro)8,010,408 ($11,176,923), or
349% (387%). This increase in selling, general and administrative expenses is primarily the result of a one-time charge of granted options to certain stock holders and the increased number of employees and related costs.

         Interest Expense. Interest expense totaled (euro)2,007,080 ($2,738,661) for the fiscal year ended December 31, 2004. For the fiscal year ended December 31, 2003, interest expense totaled (euro)140,206 ($176,238). This represents an increase of (euro)1,866,874 ($2,562,423), or 1,332% (1,454%). This increase in interest expense is primarily the result of our increased loan commitments and related interest rates.

         Net Loss. Our net loss was (euro)16,193,241 ($22,095,677) for the fiscal year ended December 31, 2004. For the fiscal year ended December 31, 2003, net loss totaled (euro)6,091,914 ($7,657,536). This decrease in profitability is primarily the result of our increased costs incurred with research and development and increased loan commitments and an expense related to granted options to certain shareholders.

Liquidity And Capital Resources

June 30, 2005

         As of June 30, 2005, we had $144,031 of cash on hand.

         Our management believes that the current cash on hand and additional cash expected from operations will be sufficient order to cover our working capital requirements through the third quarter of 2005. After that time, we will need to obtain additional financing from third parties. We are currently in negotiations for a revolving credit line for game financing, and we are also seeking bank financing. In addition, we may raise funds through equity financings. If we do not obtain any necessary financing in the future, we may need to cease operations.

         We expect our capital requirements to increase over the next several years as we continue to develop new products both internally and through our third-party developers, increase marketing and administration infrastructure, and embark on in-house business capabilities and facilities. Our future liquidity and capital funding requirements will depend on numerous factors, including, but not limited to, the cost of hiring and training production personnel who will produce our titles, the cost of hiring and training additional sales and marketing personnel to promote our products, and the cost of hiring and training administrative staff to support current management.

December 31, 2004

         As of December 31, 2004, our cash balance was (euro)16,277 ($22,210), as compared to (euro)65,005 ($81,711) at December 31, 2003.


Cash Flows from Operating activities           2004           2003           2004           2003
------------------------------------    --------------    --------------    --------------    --------------
Net cash used in operating activities   EU  (6,216,739)   EU  (3,869,165)   $   (8,482,740)   $   (4,863,540)
                                        --------------    --------------    --------------    --------------

Cash Flows from investing activities          (326,661)         (245,384)         (445,729)         (308,448)
                                        --------------    --------------    --------------    --------------
Net cash provided by financing
activities                                   6,494,672         4,133,225         8,861,980         5,195,464
                                        --------------    --------------    --------------    --------------
                                        EU     (48,728)   EU      18,676    $      (66,489)   $       23,476

         The   net   cash   used  in   operating   activities   increased   with
(euro)2,347,574  ($3,619,200).  The majority of this increase was caused by more general and administrative,  research and development and interest expenses. The increase in net cash provided by financing  activities was caused by the payment on the subscribed capital.

         Our accounts receivable at December 31, 2004 was (euro)0 ($0), as compared to (euro)9,334 ($11,733) at December 31, 2003.

Off Balance Sheet Arrangements

         We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.


         Contractual Obligations

         We have the following contractual obligations associated with its lease commitments and other contractual obligations per August 26, 2005:

    Contractual Obligations

                      Payments Due By Period (in thousands)

                                               Less Than                                 More than
                                   Total         1 Year     1 - 3 Years   3 - 5 Years     5 Years
                                -----------   -----------   -----------   -----------   -----------
Long-Term Debt Obligations      $       271   $        41   $        82   $        82   $        66
Capital Lease Obligations              --            --            --            --            --
Operating lease Obligations
  (Including Rent)              $     5,203   $       681   $     1,462   $     1,325   $     1,735
Purchase obligations                  4,848         3,151         1,697          --            --
Other contractual obligations          --            --            --            --            --
                                -----------   -----------   -----------   -----------   -----------
            Total               $    10,378   $     3,873   $     3,241   $     1,407   $     1,801


         Note

         On June 1, 2005, we entered into a lease for new offices at Amstelveenseweg 639-710 in Amstelveen and we plan to move our principal executive officers there in October 2005. The leased premises spans 1,500 square meters. The lease amounts to $272.90 ((euro)200) per square meter for rent and $34 ((euro)25) per square meter for service costs. Payment starts mid July 2006 for each 750 square meters and by January 1, 2007, we will start paying for the remaining 750 square meters. Payment of the service costs for each 750 square meter segment is due immediately upon the start date of the lease agreement (June 1, 2005).

         Summary Of Significant Accounting Policies

         Accounts receivable

         Accounts receivable are shown after deduction of a provision for bad and doubtful debts where appropriate.

         Software Development Costs

         Capitalized software development costs include payments made to independent software developers under development agreements, as well as direct costs incurred for internally developed products. We account for software development costs in accordance with SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable.

         We utilize both internal development teams and third-party software developers to develop our products.

         We capitalize internal software development costs and other content costs subsequent to establishing technological feasibility of a title. Amortization of such costs as a component of cost of sales is recorded on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for the title or the straight-line method over the remaining estimated useful life of the title. At each balance sheet date, we evaluate the recoverability of capitalized software costs based on undiscounted future cash flows and charge to cost of sales any amounts that are deemed unrecoverable. Our agreements with third-party developers generally provide us with exclusive publishing and distribution rights and require us to make advance payments that are recouped against royalties due to the developer based on the contractual amounts of product sales, adjusted for certain costs.

         Prepaid royalties

         We capitalize external software development costs (prepaid royalties) and other content costs subsequent to establishing technological feasibility of a title.

         Advance payments are amortized as royalties in cost of sales on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for that title or the contractual royalty rate based on actual net product sales as defined in the respective agreements. At each balance sheet date, we evaluate the recoverability of advanced development payments and unrecognized minimum commitments not yet paid to determine the amounts unlikely to be realized through product sales. Advance payments are charged to cost of sales in the amount that management determines is unrecoverable in the period in which such determination is made or if management determines that it will cancel a development project.


         Revenue Recognition

         We evaluate the recognition of revenue based on the criteria set forth in SOP 97-2, "Software Revenue Recognition", as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" and Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", as revised by SAB 104, "Revenue Recognition". We evaluate revenue recognition using the following basic criteria:

         o Evidence of an arrangement: We recognize revenue when we have evidence of an agreement with the customer reflecting the terms and conditions to deliver products.

         o Delivery: Delivery is considered to occur when the products are shipped and risk of loss has been transferred to the customer.

         o Fixed or determinable fee: If a portion of the arrangement fee is not fixed or determinable, we recognize that amount as revenue when the amount becomes fixed or determinable.

         o Collection is deemed probable: At the time of the transaction, we conduct a credit review of each customer involved in a significant transaction to determine the creditworthiness of the customer. Collection is deemed probable if we expect the customer to be able to pay amounts under the arrangement as those amounts become due. If we determine that collection is not probable, we recognize revenue when collection becomes probable (generally upon cash collection).

         New Accounting Pronouncements

         In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (R), "Share-Based Payment" which revised Statement of Financial Accounting Standards No. 123 (R), "Accounting for Stock-Based Compensation". This statement supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation costs relating to such transactions be recognized in the condensed consolidated statement of operations. The revised statement is effective as of the first fiscal year beginning after June 15, 2005.

         Although we are currently analyzing the method of adoption and impact of the adoption of this standard, effective January 1, 2006, we expect it will have an impact on our condensed consolidated financial statements similar to the pro forma disclosure under Statement of Financial Accounting Standards No. 123
(R), "Accounting for Stock-Based Compensation" ("SFAS 123 (R)").

                                    BUSINESS

         Background

         Playlogic Entertainment, Inc. was incorporated in the State of Delaware in May 2001 when its name was Donar Enterprises, Inc. Initially, our plan was to engage in the business of converting and filing registration statements, periodic reports and other forms of small to mid-sized companies with the U.S. Securities and Exchange Commission electronically through EDGAR. We had limited operations until June 20, 2005, when we entered into a share exchange agreement with Playlogic International N.V., a corporation formed under the laws of The Netherlands that commenced business in 2002, and its shareholders. Pursuant to this agreement, the former shareholders of Playlogic International became the owners of over 91% of our common stock. Playlogic International has become our wholly-owned subsidiary and represents all of our commercial operations.

         On August 2, 2005, Donar Enterprises merged with and into a wholly owned subsidiary named Playlogic Entertainment, Inc. pursuant to which Donar's name was changed to Playlogic Entertainment, Inc. Playlogic Entertainment, Inc. was formed specifically for the purpose of effecting the name change. When we refer to "Playlogic Entertainment" in this prospectus, we are also referring to our company when it was known as Donar Enterprises, Inc.

         We had very limited operations of our own as of the date of the share exchange. Since the date of the share exchange, all of our commercial operations are those of Playlogic International.

         Overview

         We are the leading Dutch publisher of interactive entertainment software for consoles, such as Sony's PlayStation2, Microsoft's Xbox and Nintendo's Game Cube, PCs and handheld and mobile devices, such as Nintendo's Game Boy Advance and Sony's PSP. As a publisher, we are responsible for distribution, sales and marketing of our products. We seek to publish high quality products developed both by our own studio in Breda, the Netherlands, called Playlogic International Game Factory, and by external developers with whom we have contractual relationships. We publish a wide variety of games for all platforms and different genres of games rather than focusing our development efforts and resources on attempting to produce the next "hit" title. We believe this strategy decreases our risks because if one of our titles turns out not to be successful, we still have other titles that may be successful.

         Our Industry

         Wedbush Morgan Securities, a leading investment banking and brokerage firm, has stated that in 2003, the US market for interactive entertainment was larger than the U.S. movie industry (based in box office receipts). According to Wedbush Morgan Securities, in 2003, the global video games market represented a total value of $25.5 billion and will likely grow to exceed $30 billion in 2005. According to Computer World magazine, the industry is expected to grow to a value of more than $100 billion by 2010. According to the NPD Group, a leading global sales and marketing firm, and the Entertainment Software Association, a video game trade association, total video game software sales (not including hardware and accessories) in the US reached a record of $ 7.3 billion in 2004. According to the Entertainment Software Association, this growth has more than doubled since 1996 and is expected to continue. We believe that this growth is likely to be increased by the expected development of new game platforms, the increasing popularity of games being played on mobile phones and on the Internet and emerging markets such as China.

         According to Screen Digest, a global media market and research firm, total video game software sales worldwide were more than $18 billion in 2003 and are expected to exceed $21 billion in 2007. Further, 239.3 million computer or video games were sold in 2003. According to the Entertainment Software
Association, this number grew to 248 million in 2004, which means almost two games for every household in the US.

         According to the Entertainment Software Association, the average game player is 30 years old, and the average game buyer is 37 years old. In 2005, 95% of computer game buyers and 84% of console game buyers were over the age of 18.

         Products

         We have been certified as an official publisher worldwide by Nintendo and by Sony Computer Entertainment for EMEA (Europe (including Australia), Middle East and Africa) and Xbox worldwide. We received our official publishers' license for Microsoft worldwide in April of 2005.

         Various studios, based in the US and throughout Europe, develop the games which we publish. One of these studios is our subsidiary, Playlogic Game Factory, located in The Netherlands. Other independent studios in various countries develop our games under development contracts. These development contracts generally provide that we pay the studio an upfront payment which is an advance on future royalties earned, and a payment upon achievement of various milestones. In addition, we license the rights to our existing titles to other studios who then develop those titles for other platforms.

         To date, we have released four games. They are:

         o        Alpha Black Zero

         Alpha Black Zero is a mission-based tactical shooting game set in the future in which an elite commando group carries out secret missions in hostile worlds. The player must meet varied objectives through numerous alternative solutions.

         Genre             Tactical Shooting
         Platform          PC
         Developer         Khaeon (A version  for mobile  phones and N-Gage will
                           be developed by Overloaded Pocket Media B.V. We do not yet have an expected release date for the mobile phone and N-Gage version).

         o        Airborne Troops

         Airborne Troops was released for PCs and PlayStation 2 in the first quarter of 2005; it is an infiltration action adventure game set during World War II that is based on historical facts. Characters use actual weapons used during World War II and face actual World War II scenarios an environments. The game has three-dimensional graphics and dramatic music.

         Genre             Infiltration action-adventure
         Platform          PlayStation2 and PC
         Developer         Widescreen Games S.A.R.L.


         o        Cyclone Circus

         Cyclone Circus is an arcade global racing game. Set in the year 2078, it enables players to take control of a futuristic wind-propelled vehicle and race in an international league across a range of exotic locations.

         Players can choose from a variety of distinctive characters, each with their own customized vehicle. The number of characters from which to choose means there is something for everyone - from a sexy Russian daredevil to a lunatic Scottish brute.

         Cyclone Circus' gameplay introduces the functionality of sail-trim as a means to control the speed of the vehicle. Mastering sail-trim at different wind velocities will enable the player to attain maximum speeds. However, over-trimming, as well as using the sail-trim too lightly, will result in slower speeds.

         Players  can  check  wind  speed  and  direction,   as  well  as  their
         competitors' progress, through radar in the corner of the screen. They must execute stunts to earn points and performance bonuses.

         Genre             Arcade racer
         Platform          PlayStation2
         Developer         Playlogic Game Factory B.V.


         o        Xyanide

         Xyanide is an advanced 3D version of an old-school shoot-'em-up, taking place in the year 2715 on Mardar, a lonely isolated planet, which has been under the influence of a black hole since the beginning of time.

         Aguira the witch has been sentenced to death by the Judges of Mardar. The charges: devastation of worlds and civilizations. The sentence: disintegration by dumping into the Maelstrom (a.k.a. the black hole).

         The player takes the role of Drake, the chosen guard, whose role it is to craft and enforce the execution, but an asteroid hits the execution craft. The asteroid consists of Xyanide, a substance that instantly materializes thoughts and Drake sees the instant creation of hostile worlds between the execution craft and his fighter and realizes what happens. Aguira tries to use Xyanide to escape and Drake knows he has only one option: battle his way through the goriest worlds of horror and destruction and encountering mass enemy attack waves.


         Genre            Shoot-'em-up
         Platform          Mobile devices
         Developer         Overloaded Pocket Media B.V.


On April 22, 2005, we signed an agreement  with TDK Recording  Media Europe S.A.
(Luxembourg)   for  publishing  and  transferring  to  us  all  of  the  related intellectual property rights of the following three games:

         o        World Racing 2, for PS2, Xbox and PC;

         o        Knights of the Temple 2, for PS2, Xbox and PC; and

         o        Gene Troopers, for PS2, Xbox and PC.

We expect the following games to be completed and released in the third or fourth quarter of 2005:

         o        World Racing 2

         World Racing 2 puts the fun of driving at center stage and presents a challenging racing experience featuring an advanced 3D Landscape Engine, adjustable driving characteristics, improved technology and an exciting selection of different cars from various manufacturers. World Racing 2 is all about fun racing. Players will enjoy better physics, simplified menus, speed-optimized track layouts and livelier 3D environments. With more than 40 cars from 16 brands, over 100 challenging tracks, technical and optical tuning plus a huge variety of licensed accessories and lifestyle products the game is very authentic and customizable.

         Genre             Racing
         Platform          PlayStation2, Xbox, PC
         Developer         Synetic

         o        Gene Troopers

         In Gene Troopers the player is in the heart of a unique, vibrant and living universe. The player explores amazing new worlds, develops the character into a stealth or battle professional, controls supernatural powers, makes friends with powerful characters and leads them into battle against the forces of evil.
         The game's universe is entangled in the greatest conflict it ever witnessed. A terrifying elite battle force named Gene Troopers (GT) sets out to mercilessly fulfil its task: to find, gather and secure life forms. Genetic material is the new strategic resource. Gene transformation technology changes suitable individuals into loyal and powerful GT units.
         The GTs took away the player's body and daughter, Mareen. But what they couldn't take away was the player's courage. It is time to fight back!

         Genre             First Person Shooter
         Platform          PlayStation2, Xbox, PC
         Developer         Cauldron

         o        Knights of the Temple II

         In Knights of the Temple II players will join the ultimate battle of Paul de Raque, Grand Master of the Order of the Temple and hero of the first version of the game, against the forces of Hell. Travelling the lands and kingdoms of 13th century Europe, Paul must unveil the secret of three mysterious ancient artefacts and fight the demon armies attacking the world.

         Paul has fought many battles in the eternal war between Good and Evil, but now he faces his greatest challenges yet, evil forces invading the world, undead beings ravaging the peaceful lands of northern Europe and a dark menace opening a portal which had closed millennia ago.

         Players fight their way through a forgotten Roman city, deadly dungeons of the Saracen Empire, discover long forgotten islands, ruins and catacombs on a search for a secret hidden on the ground of an ancient underwater fortress.

         Players test their fighting skills, overcome the hordes of darkness and discover that victory must be paid with blood, pain and even the player's very own soul.

         Genre             Action Adventure
         Platform          PlayStation2, Xbox, PC
         Developer         Cauldron

         o        Xyanide

         Xyanide is an advanced 3D version of an old-school shoot-'em-up, taking place in the year 2715 on Mardar, a lonely isolated planet, which has been under the influence of a black hole since the beginning of time.

         Aguira, the witch, has been sentenced to death by the Judges of Mardar. The charges: devastation of worlds and civilizations. The sentence: disintegration by dumping into the Maelstrom (a.k.a., the black hole). The player takes the role of Drake, the chosen guard, whose role is to craft and enforce the execution, but an asteroid hits the execution craft. The asteroid is made up of Xyanide, a substance that instantly materializes thoughts, and after the collision, Drake sees the instant creation of hostile worlds. Aguira tries to use Xyanide to escape, and Drake knows he has only one option: battle his way through the goriest worlds of horror and destruction and encountering mass enemy attack waves.

         Genre             Shoot-'em-up
         Platform          Xbox Live
         Developer         Playlogic International Game Factory B.V.

         o        Age of Pirates

         The world of "Age of Pirates" exists on 16 islands and the endless seas of the Caribbean. The two main characters each have their own spectacular story. Over 16 types of ships are at the player's disposal. Features include hiring officers to improve sailing capabilities and fighters to help boarding and melee encounters. The players must also fight foreign ships, capture slaves and attack forts to conquer colonies and develop their own colonies. "Age of Pirates" embodies the freedom of sailing, trading, fighting, colonization and the unlimited exploration of the Caribbean.

         Genre             Role Playing Game/Action Adventure
         Platform          PC
         Developer         Akella

         o        State of Emergency 2

         "State of Emergency 2" takes place 10 years after the original and has Spanky, Bull and MacNeill again up against the Corporation. This time, they not only have access to guns but also - for the first time - helicopters, speedboats, tanks, APCs and new team members.

         Genre             Action
         Platform          PS2
         Developer         DC Studios

We also have six additional games currently in development which are expected to be released in 2006. They are:

         o        Xyanide

         For the PlayStation2 and PSP, currently under development by Playlogic Game Factory B.V. The GameBoy Advance version has been developed by Engine Software.

         o        StateShift

         StateShift is an underground street racing game, which can be played on the new Sony PlayStation Portable. It takes place in the next century where the streets are dark and the player drives in a futuristic and technological world. The game addictively combines racing, action and strategy. It features advanced extras, such as offensive and defensive weapon systems. This creates a fun and absorbing racing experience.

         Genre             Racing / Action
         Platform          PlayStation Portable (PSP)
         Developer         Engine Software

         o        PRISM

         PRISM is a first person shooter game with an exciting blend of stealth operations and fast action game play. The core PRISM experience focuses on the unconventional application of new and emerging weapons and surveillance technologies in the war against terrorism. The compelling, campaign mode contains scenarios that include attacks on key US infrastructure such as seaports, airports, museums, shopping malls and areas along the borders.

         The game will take place in the near future with the player becoming the newest member of a highly secretive homeland defense unit known as PRISM. PRISM is also an acronym for the Preemptive Reconnaissance and Identification Security Mainframe, a new computer system that the government is using to wirelessly hack into video surveillance equipment across America. When terrorist activities are suspected or potential targets are identified, players are called into action.

         A shorter version of PRISM will be used as a recruitment tool by the US Army National Guard.

         Genre             First Person Shooter
         Platform          PC
         Developer         Rival Interactive

         o        Delta

         Project Delta is a tactical first-person shooter in which the player is drawn into an epic story of men against an alien invasion force. The player will feel for the men and see them grow, developing their true potential as soldiers and friends, as the player commands, comforts or threatens them through nerve-wrecking and spectacular battles set in future earth, alien habitats, and back to the Dark ages.

         While investigating a strange, buried structure on a remote island, the player suddenly is placed in the middle of an invasion by the Cryzen, a ruthless alien race with fluid-metal bodies. Though the player fights bravely alongside the local military, but it is only when a second force, the Dorians, arrives that the tide of battle is turned. Betrayal mars any celebration, as the player and the other survivors become prisoners of the Dorians and transported to their planet.

         Escaping with the aid of a local priest, the player becomes instrumental in unraveling a web of high action intrigue and further betrayal, in which it becomes increasingly difficult to tell enemies from allies. When the player finds that the planet he or she is on is actually Earth, seven hundred years in the future, the player quickly discovers that the Cryzen and the Dorians both threaten the very future of humanity.

         To save mankind, the player must travel back to the dark ages and in a final, desperate battle, destroy the alien structure on the island.

         Genre             Tactical first person shooter
         Platform          Next Gen Consoles, PC
         Developer         Playlogic Game Factory

         o        Wizard of Funk

         Wizard of Funk is a game for the Playstation2 with EyeToy cameras which we believe is much more advanced and compelling than the handful of games which are currently available for the EyeToy, which has sold more than 5 million cameras worldwide to date. Most of the currently available games rely on a combination of mini games, but Wizard of Funk is a light role playing game (RPG) with a back story, infused with music, using actual gesture recognition instead of motion detection without the need for extra peripherals such as gloves of coloured fingers.

         The player becomes a young and clumsy apprentice wizard. As his master gets wrongfully accused and imprisoned he needs to find out how to solve this mystery. The player will need to travel through the musical lands and battle foul monsters and defeat them with musical spells of all sorts, getting stronger and learning more and more powerful spells in order to defeat the evil that caused all this.

         Genre             EyeToy RPG
         Platform          PlayStation 2/EyeToy
         Developer         Playlogic International Game Factory

         o        Sparta

         In ancient Greece the Spartans were infamously feared warriors. The battles between mighty ancient Greek tribes were fought with such an intense power and unknown soldiers became heroes on the battlefield. Sparta - Ancient Wars will bring this mighty time to new life, where each player will have the opportunity to bring his own tribe to health, fame and wealth. We believe that it will be the first real time strategy game that will deliver new stunning graphics, high level of detail, complete 3D gameplay, rich economics, no unit limitation, a physics engine developed solely for the game and many never before seen features to this genre. The main emphasis is on large-scaled battles and complex tactical manoeuvres. Furthermore, a new method of army equipment is represented in the game. Warriors can be equipped with weapons, shields, put on horses or on chariots and they can be given special abilities. The player can collect abandoned weapons after battles or import powerful weapons from other cultures to build more powerful and different special units. The forces of nature are very important, because fire, wind and other elements will effect the whole environment. The economic aspect of the game includes control of labor force, construction of cities and resources collection. We believe that Sparta will offer every aspect which real time strategy gamers like.

         Genre             Real Time Strategy
         Platform          PC
         Developer         World Forge

         o        Captain Blood

         A player is supposed to assume the role of the brave and noble pirate captain, Peter Blood, and follow his intriguing and amazing adventures in 1685 on the Spanish Main with two game modes - ship at sea and character on land. Features include subtasks and minigames, use of various blades and firearms, camera switching between 1st person and 3rd person views. For impressive play one is able to stand on a ship deck and control cannons and gunnery manually, so the player can obtain ship upgrades and new fighting techniques.

         Genre             Action Adventure/Role Playing Game
         Platform          Xbox360PC
         Developer         Akella

Product selection and the development process

         We select the games to publish based on an analysis of consumer trends and behavior and the performance of similar titles currently in the market. Furthermore, besides a commercial analysis and an analysis of the development team, technical, conceptual, competition and gameplay analyses take place. We use the combination of these factors as a guideline for the expected sales potential of each new title.

         We select third party developers based on many factors. Initially, we perform an extensive "due diligence" review of each developer, in which we examine the capabilities and expertise of the developer's staff, its track record, budget and expected sales performance. Then, once we approve a developer, we enter into a definitive agreement, pursuant to which the production process is governed by a milestones and deliverables schedule. Under this arrangement, we pay the developers upon the obtaining of different milestones and delivery of different items to us. Through this milestone process, we believe we are able to control production time, quality and budget.

         Approval by Sony, Microsoft or Nintendo is required before the game can be published on one of their game consoles. For PC games, no such approval is required.

         Throughout the development of a game, the title is continuously tested on all possible aspects, such as game play, technical requirements and marketing materials, including packaging.

         After we and Sony, Microsoft or Nintendo approve the final version of the game, called a Gold Master, the product is sent to a duplicator to produce finished goods.

         We believe the commercial success of a game partly depends on its marketing. The marketing of our games is usually accomplished through a co-operation between us, co-publishers and local distributors. Another important element of marketing the games is public relations and advertising. We believe consumers base their purchase decision on coverage in the media and word of mouth. Basing games on known properties, such a movies or prior versions of a popular game, also enhance the visibility of a game to consumers.

         Our Technology

         While creating our games, we have developed some very useful technology tools that we believe other companies in the interactive entertainment software industry may desire to purchase. Therefore, we are currently considering selling and/or licensing these tools.

         Examples of these tools are:

         MemAnalyze

         MemAnalyze is a multi-platform tool for monitoring an application's memory behavior. It runs on a PC and communicates with the game console using a network connection. MemAnalyze tracks the console's memory state in real-time and offers multiple views on the memory state of the console. Besides instant, real-time memory debugging, MemAnalyze also offers a powerful recording feature. Visually represented in a graph, the recording feature allows a user to monitor the activity of an application's memory behavior. After recording, the memory state of the console can be played back and debugged off-line.

         MudGE

         The mud Game Engine, also referred to as mudGE, is a multiplatform game engine specifically developed for two dimensional and three dimensional games on current and next generation platforms. Currently working for Windows, Xbox and PlayStation2, we believe it is one of the very few game engines developed with each specific platform in mind to get the utmost performance on every platform.

         Evolver

         Evolver is Playlogic International's in-house version control system. After evaluation of several third party tools (such as Perforce, SourceSafe, Alienbrain, Co-Op, AccuRev, Surround, CVS, Subversion, Evolution, VESTA, and others) we did not find a single tool that was useable by both artists and developers and we decided to write our own system. We believe Evolver meets requirements of both artists, developers and testers, and it presents the simple workflow in a compact user interface. Because of the integration in Windows Explorer and Visual Studio, it can be used on nearly every computer system.

         Logix

         Logix, a tool that is currently under development, is a visual, high-level programming language. It uses a node-based approach with a mixture of techniques used in tools like Shake, Virtools, Quest3D and Houdini. We believe that Logix can produce a programming environment that resembles Lego toys. Publishers will be able to build a game by connecting several building blocks.

         Research and Development

         In each of 2002 ((euro)52,000/$65,364) and 2004 ((euro)55,000/$75,047), we received a financial grant from the Dutch government to be used for research and development (R&D). The grant is called the WBSO and it is a fiscal incentive to invest in research into and development of technological innovations. It applies to new products, processes and software that have a direct relationship to an end product.

         Our approach to R&D is systematic. Each of our projects has, in its development cycle, a research phase. In this phase, we examine the opportunities and risks of the project and design an approach to exploit new opportunities and mitigate risks. We define and build a prototype which is intended to prove each individual technical opportunity and limit the risks.

         Our current R&D projects include tool development to improve efficiency and accuracy during the production phase; research into artificial intelligence and emotion to revolutionize in game team dynamics and game play immersion and research into next generation game console hardware, which poses technical challenges to all game developers in the near future.

         Our other research activities focus on technical and scientific research into simulation and visualization of natural phenomena such as lighting, shadows and fluids. This research focuses on the laws of physics to generate new concepts and methodologies for practical application of these phenomena in our games.

         Sales and Distribution

         Our sales expectations for each game are based mostly upon similar or competitive products and the success that those products have achieved. We also work with our distributors to generate realistic unit sales figures and revenues based upon their experience, and after giving presentations to and consulting with the retail stores in each of our global territories.

         For example, we based our sales expectation for the P.R.I.S.M. game, which is 1.6 million unit sales across three formats, on two comparative titles, America's Army from Ubisoft, a PC only title, and Far Cry, a first person shooter game for PCs. To date, more than 3.3 million units of America's Army have been manufactured, and players have completed more than 600 million missions and logged over 60 million hours of playing time. Far Cry, has sold over 730,000 units. P.R.I.S.M. is similar to both of those games, and we believe we will sell more units of P.R.I.S.M. than Far Cry, but less than America's Army. We determined our sales expectation based on this assumption.

         Generally, we aim to release our titles simultaneously across a range of hardware formats, rather than exclusively for one platform. We believe this allows us to spread the development risk and increase the sales potential, with only a minimal increase in development time and resources spent.

         We seek to increase sales and maximize profit potential of all our games by reducing the wholesale and recommended retail prices of our products at various times during the life of a product. Price reductions may occur at anytime in a product's life cycle, but we expect they will typically occur six to nine months after a product's initial launch. We also employ various other marketing methods designed to promote consumer awareness and sales, such as attendance at trade and consumer shows, and we intend to organize in-store promotions, point of purchase displays and co-operative advertising.

         We use two methods to distribute our products. Under the first distribution method, our third party pressing plants will deliver fully finished games, manufactured from the Gold Master which we created, to our third party distributor partners, and the third party distributor partners then distribute the games to retail stores. Under this model, we are responsible for all elements of finalizing and printing the packaging, age rating and certification, territory specific EAN barcodes and disc replication. We receive income on each unit sold in the retail stores, based on a royalty report created by the distributor. We use this model for Alpha Black Zero in Greece and Benelux, and we expect to use this model for Airborne Troops in France, Italy, Benelux and Greece and for Cyclone Circus in Benelux.

         For our second  distribution  method,  we supply  the Gold  Master to a third-party co-publisher who manufactures, finalizes and distributes the finished games to the retail stores. We receive lower per unit income on retail sales under this distribution model. We use this model in countries in which we do not currently have a console publishing license. For example, we use this distribution process for Alpha Black Zero in the US, UK, France, Italy, Spain and Russia, and we expect to use it for Airborne Troops in the US.

         In both models, we ensure that sufficient inventory quantities of the titles are stocked by the distributors to provide rapid response to retail orders.

          Seasonality

         We expect that a significant percentage of the sales of our games will take place in the third and fourth quarter of each year due to heightened demand around Thanksgiving and Christmas. We also believe that there is increased demand around Easter because many games are given as gifts then. However, we expect that, over time, seasonality will be less important as consumers are tending to buy games throughout the year. Also, we may decide not to release new games during the holiday seasons because of the increased competition in the market and because we believe that consumers typically buy only one or two games each over the holidays.

         Competition

         We compete for both licences and game sales with the other international games publishing houses, including Atari, Electronic Arts, Take Two Interactive, Activision, THQ and Ubisoft. Many of our competitors have greater financial, technical and personnel resources than we do and are able to carry larger inventories and make higher offers to licensors and developers for commercially desirable properties than we can. Competition in the entertainment software industry is based on product quality and features, brand name recognition, access to distribution channels, effectiveness of marketing and price. Further, many of our competitors, including the ones mentioned above, have the financial resources to withstand significant price competition and to implement extensive advertising and marketing campaigns.

         Retailers have limited shelf space and promotional resources, and competition is intense among and increasing number of games titles for adequate levels of shelf space and promotional support. We expect competition for retail shelf space to continue to increase, which may require us to increase marketing expenditures to maintain our current levels of sales.

         Competitors with more extensive ranges and popular titles may have greater bargaining power with retailers. Accordingly, we may not be able to achieve the levels of support or shelf space that such competitors receive. Similarly, as competition for popular properties increase, our cost of acquiring licenses for such properties is also likely to increase, possibly resulting in reduced margins. Prolonged price competition, increased licensing costs or reduced margins would cause our profits to decrease.

         Intellectual Property

         Like other entertainment companies, our business is based on the creation, acquisition, exploitation and protection of intellectual property. Each of our products embodies a number of separately protected intellectual properties. Our products are copyrighted as software, our product names are trademarks of ours and our products may contain voices and likenesses of third parties or the musical compositions and performances of third parties. Our products may also contain other content licensed from third parties, such as trademarks, fictional characters, storylines and software code.

         Our products are susceptible to unauthorized copying. Our primary protection against unauthorized use, duplication and distribution of our products is copyright and trademark. We typically own the copyright to the software code as well as the brand or title name trademark under which our products are marketed. We register our copyrights worldwide.

We own all of the trademark and copyrights, through purchase, of the following games

                         Games                  Platform                  Area
                         -----                  --------                  ----

         1.       a. Alpha Black Zero           PC                     Worldwide

         2.          Airborne Troops            PS2                    Worldwide
                                                PC                     Worldwide

         3.          StateShift (PSP Racing)    PSP                    Worldwide

         4.       a. Xyanide                    Xbox live              Worldwide
                                                PSP                    Worldwide
                                                PS2                    Worldwide

                  b. Xyanide Advance            Game Boy Advance       Worldwide

                  c. Xyanide Mobile             Mobile                 Worldwide

         5.          Cyclone Circus             PS2                    Worldwide

         6.          World Racing 2             PS2                    Worldwide
                                                Xbox                   Worldwide
                                                PC                     Worldwide

         7.          Knights of the Temple 2    PS2                    Worldwide
                                                Xbox                   Worldwide
                                                PC                     Worldwide


         8.          Gene Troopers              PS2                    Worldwide
                                                Xbox Live              Worldwide
                                                PC                     Worldwide

         9.          Age of Pirates             PC                     Worldwide

         10.         State of Emergency2        PC                     Worldwide

         11.         Captain Blood              Xbox360PC              Worldwide

         Employees

         As of August 26, 2005,  we had 54 full-time  employees and no part-time
employees.   Substantially  all  of  our  employees  have  executed   employment
agreements with us.

         Legal Proceedings

         None

         Properties

         We do not own any real property. Currently, we lease properties in Breda and Amsterdam, the Netherlands.

         Our offices located at Hambroeklaan 1 in Breda are leased by our subsidiary, Playlogic Game Factory, from Neglinge BV pursuant to a lease agreement which expires on October 1, 2013. Playlogic Game Factory has an option to extend the lease agreement. If this option is exercised, the lease agreement will expire on October 1, 2018. The lease property spans 1,600 square meters and may only be used as office space. At signing of the lease agreement, the lessor committed itself to invest $409,350 ((euro)300,000) in the lease property which amount shall be repaid by Playlogic Game Factory B.V. in ten years. Payment is due on a quarterly basis and amounts to $40,935 ((euro)30,000) per year.

         Our offices located at Hoge Mosten 16-24 in Breda are leased by Playlogic International Game Factory from Kantoren Fonds Nederland B.V. pursuant to a lease agreement which expires on February 28, 2007. The lease property spans 451 square meters and may only be used as office space. Payment is due on a yearly basis and amounts to $85,327 ((euro)62,534) per year. As Playlogic
International Game Factory is no longer using this location, it decided to terminate the lease agreement as of February 28, 2007, by an official notice to the landlord. The landlord has granted us permission to sublease this property, but we have not found an interested party to date. We have recognized an obligation for the payments until February 28, 2007.

         We lease our offices located at Concertgebouwplein 13 in Amsterdam from Mr. Prof. Dr. D. Valerio pursuant to a lease agreement which expires on March 31, 2007. We have an option to extend the lease agreement. If this option is exercised, the lease agreement will expire on March 31, 2012. The lease property spans 260 square meters and may only be used as office space. Payment is due on a quarterly basis and amounts to $81,363 ((euro)59,628.52) per year.

         On June 1, 2005, we entered into a lease for new offices at Amstelveenseweg 639-710 in Amstelveen, and we plan to move our principal executive officers there in October 2005. The leased premises spans 1,500 square meters. The lease amounts to $272.90 ((euro)200) per square meter for rent and $34 ((euro)25) per square meter for service costs. Payment starts mid July 2006 for 750 square meters and by January 1, 2007, we will start paying for the remaining 750 square meters. Payment of the service costs for each 750 square meter segment is due immediately upon the start date of the lease agreement (June 1, 2005).

               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         Our directors and executive officers are as follows:


Name                          Age           Position
----                          ---           --------
Willem M. Smit                58            Director and Chief Executive Officer
Willy J. Simon                53            Chairman of the Board of Directors
Erik L.A. van Emden           56            Director
Rogier W. Smit                30            Executive Vice President
Stefan Layer                  34            Chief Operating Officer
Leo van de Voort              47            Chief Financial Officer
Dominique Morel               32            Chief Technology Officer


         Upon the closing of the share exchange with Playlogic International's shareholders, Timothy B. Halter, Jr., our sole director, resigned and was replaced by Willem M. Smit, the Chief Executive Officer of Playlogic
International, and our executive officers were replaced by the Playlogic International executive officers. On July 30, 2005, upon the expiration of the 10-day period of the filing and/or mailing of an Information Statement pursuant to Rule 14f-1 under the Exchange Act, the board of directors was increased to five persons and the persons mentioned below became our directors. Our board of directors currently has two vacancies.

         The principal occupations and brief summary of the background of each director and executive officer are as follows:

         Willem M. Smit has been our Chief Executive Officer since 2001. In 1976, he founded Datex Software B.V., where he grew the company over nine years from 20 to 900 employees. Datex went public on 1985 and it merged with Getronics in 1987. Since that time, Mr. Smit has been a private investor in various companies. He is the father of Rogier W. Smit, our Executive Vice President.

         Willy J. Simon has been on Playlogic International N.V.'s Supervisory Board (which is similar to the board of directors of a US company) since 2003. Since 2002 he has been the Director of IMC Holding and Chairman of Bank Oyens & van Eeghen. From 2001 to 2002, he was an Advisor to the Board of NIB Capital. From 1997-2001, he was a Board member of the Fortis Bank. He also currently serves as a Non-Executive Director of Redi & Partners, a hedge fund.

         Erik L.A. van Emden has been on Playlogic International N.V.'s Supervisory Board since December 2003. Since 1993 he has been an attorney with Bosselaar & Strengers. He also currently serves as a Director of several private Dutch companies.

         Rogier W. Smit co-founded Playlogic International N.V. and Playlogic International Game Factory B.V. in 2001. He has worked in various management positions at those two companies since then. He has been our Executive Vice President since 2002. He is the son of Willem M. Smit, our Chief Executive Officer.

         Stefan Layer has been our Chief Operating Officer since April 2005. From 1999 until joining us, Mr. Layer was the Vice President of Licensing Europe for Atari Deutschland GmbH where he was responsible for the development of new markets and European marketing strategy, expansion into Eastern Europe and the acquisition of third party products.

         Leo van de Voort has been our Chief Financial Officer since April 2005. From 2004 until April 2005 he was the Chief Financial Officer of RDM, Wilton Feijenoord Holding. From 2001 to 2004, he was Chief Financial officer of Flex Group Nederland and from 2000 to 2001 he was Director of Corporate Finance of Kempen & Co.


         Dominique Morel has joined our company as Chief Technology Officer. He has been working with Atari Europe as Project Evaluation + Business Development
Manager.

                             EXECUTIVE COMPENSATION

         The following table sets forth information regarding compensation for the fiscal years ended December 31, 2002, 2003 and 2004 received by the individual who served as our Chief Executive Officer during 2004 and our other most highly compensated executive officers whose total annual salary and bonus for fiscal year 2004 exceeded $100,000 (the "Named Officers").



                           Summary Compensation Table

                                                                              Long-Term
                                                                            Compensation
                                              Annual Compensation              Awards
Name and Principal Position as of     ----------------------------------    ------------
December 31, 2004                     Year  Salary (euro)/($)   Bonus($)     Options(#)
-----------------                     ----  -----------------   --------    ------------
Willem M. Smit                        2004                  0       0             0
Chief Executive Officer               2003                  0       0             0
                                      2002                  0       0             0

Sloterhof Investments N.V.            2004   100,000/$147,096       0             0
(of which Mr. WillemM. Smit is        2003   100,000/$135,458       0             0
 the beneficial owner)                2002     50,000/$63,873       0             0
Managing Director

Rogier W. Smit                        2004   100,000/$147,096       0             0
Executive Vice President              2003   100,000/$135,458       0             0
                                      2002    97,200/$124,170       0             0



         Willem M. Smit, our Chief Executive Officer, will not receive any salary until there are positive cash flows from operations. Currently, we only pay Mr. Smit for his business related expenses, and we provide him a company car.


Employment Agreements

         Effective as from February 1, 2002 we entered into an employment agreement with Rogier M. Smit, to be executive vice president and managing director of Playlogic Game Factory B.V. The agreement is for an indefinite period, but can be terminated by us upon three months notice and one additional month per year of service or by Mr. Rogier Smit upon three months notice. Mr. Smit's starting salary was $9,427 ((euro) 7,500) per month. On July 1, 2005, his base salary increased to $15,009 ((euro)11,000) per month. In addition to his salary, Mr. Smit is entitled to a company car. Pursuant to the agreement, Mr. Smit is also subject to confidentiality, non-competition and invention assignment requirements.

         In January 2005, we entered into an employment agreement with Stefan Layer, our Chief Operating Officer and Vice President Marketing and Sales, effective as from April 1, 2005. Pursuant to the terms of the agreement, Mr. Layer is responsible for our marketing, sales and licensing. The agreement is for an indefinite period, but can be terminated by us upon six months notice or by Mr. Layer upon three months notice. Mr. Layer's starting salary is $15,009 ((euro)11,000) per month. In addition to his salary, Mr. Layer is entitled to an annual bonus equal to 1% of our net profit of the net consolidated year figures after taxes. However, during the first two years of his employment (from April 2005 to April 2006 and from April 2006 to April 2007) the amount of profit sharing to which Mr. Layer is entitled will be no less than $7,641 ((euro)5,600) per month. Under this agreement, Mr. Layer received 500,000 ordinary shares of Playlogic International at a nominal value of $0.068 ((euro)0.05) per share which were exchanged for 364,556 shares of Playlogic Entertainment common stock. Such shares will be subject to a two year lock up period. After the lock up period Mr. Layer will be permitted to sell up to 50% of his shares each year. If Mr. Layer terminates the agreement or is dismissed, the shares he still owns must be sold back to us at nominal value. Pursuant to the agreement, Mr. Layer is also subject to confidentiality, non-competition and invention assignment requirements.

         In April 2005, we entered into an employment agreement with Leo van de Voort, our Chief Financial Officer, effective as from May 1, 2005. The agreement is for an indefinite period, but can be terminated by us upon twelve months notice or by Mr. Van de Voort upon six months notice. Mr. Van de Voort's starting salary will be $15,055 ((euro)11,034) per month. Under this agreement, Mr. Van de Voort received 200,000 ordinary shares of Playlogic International N.V. at a nominal value of $0.068 ((euro)0.05) per share which were exchanged for 145,823 shares of Playlogic Entertainment common stock. Such shares will be subject to a two year lock up period. After the lock up period, Mr. Van de Voort will be permitted to sell up to 25% of his shares each year. If Mr. Van de Voort terminates the agreement or is dismissed, the shares he still owns must be sold back to us at nominal value. Pursuant to the agreement, Mr. Van de Voort is also subject to confidentiality, non-competition and invention assignment requirements.

         In August 2005, we entered an employment contract with Dominique Morel as Chief Technology Officer. The agreement is for an indefinite period but can be terminated by us upon six months notice or by Mr. Morel upon 3 months notice. Mr. Morel's starting salary will be $14,008.50 ((euro)11,000) per month. Under this agreement is subject to the approval of the Board of Directors that Mr. Morel shall be entitled to participate in a long term incentive plan of Playlogic in force from time to time. Options in the first year consist of a minimum of 100,000 new shares of which the price should be discussed with our tax lawyers and Supervisory Board. Pursuant to the agreement, Mr. Morel is also subject to confidentiality, non-competition and invention assignment requirements.

                   STOCK OPTIONS AND STOCK APPRECIATION RIGHTS


         We do not have a stock option plan or stock appreciation rights plan. We intend to implement a stock option plan, which will require the prior approval of at least a majority of our shareholders in 2005.


Directors' Compensation

         In 2004, we paid Mr. Van den Emden $34,113 and Mr. Simon $40,935 for their service as members of Playlogic International's supervisory board. We expect to pay the members of our board of directors similar amounts in 2005 and the future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Pursuant to a loan agreement dated April 6, 2004 between Playlogic International and Sloterhof Investments N.V., Sloterhof agreed to loan $6,481,375 ((euro)4,750,000) to Playlogic International. Our CEO, Willem M. Smit is the beneficial owner of Sloterhof. We paid Sloterhof $1,058,245 ((euro)775,555) as interest on this loan. This loan has subsequently been redeemed and is no longer outstanding.

         In 2004, Sloterhof Investments N.V. and Castilla Investments B.V. were granted a stock option right for in total 8,609,189 ordinary shares with an exercise price at par value. The intrinsic value of this option right was recognized as an expense in 2004.

         Sloterhof agreed to reimburse us for approximately (euro) 900,000 for expenses incurred in connection with the share exchange transaction. We are not obligated to issue Sloterhof any equity in exchange for this reimbursement, and we are not obligated to repay any amounts to Sloterhof as a result of this reimbursement.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following  table sets forth  information  regarding our outstanding shares of each class of equity  securities  beneficially  owned as of August 26,
2005 by: (1) each person who is known to us to own  beneficially  more than five percent  of each class of the  outstanding  equity  securities;  (2) each of our directors;  (3) all officers named in the Summary  Compensation Table above; and
(4) all directors and executive officers as a group. The information relating to share ownership is based upon information  furnished to us. The number of shares of common stock shown includes shares subject to warrants or options exercisable within 60 days after  August 26,  2005 as if such  shares  were  outstanding  on
August 26, 2005 and assumes that no other person has exercised  any  outstanding warrants  or options.  We believe  that the  beneficial  owners of each class of equity  securities,  based on  information  supplied by such  owners,  have sole investment  and voting  power with respect to the shares of each class of equity securities shown as being  beneficially  owned by them,  except as otherwise set forth in the footnotes to the table.




                                                               Number
                                                             Subject to
                                                            Options and
                                            Number of         Warrants     Percentage of
          Name and Address (1)              Shares of        Exercisable      Common
                                           Common Stock    Within 60 days     Stock
--------------------------------------------------------------------------------------
Sloterhof Investments N.V. (2)              7,303,357            0            31.72%
Kaya Richard J.
Beaujon Z/N
Curacao, Netherlands Antilles
Castilla Investments B.V. (3)               1,777,496            0             7.72%
Concertgebouwplein 13
1071 LL  Amsterdam
The Netherlands
Wind Worth Luxembourg Holding S.A.H (4)     2,138,874            0             9.29%
19 Rue de l'Industrie
8069 Betrange
Luxembourg
Sophia International Holding S.A.H. (5)     1,611,500            0             7.0%
3 Rue de Bains
Luxembourg L-2016
Luxembourg
Willem Smit (6)                             7,303,357            0            31.72%
Rogier Smit (7)                             1,777,496            0             7.72%
Stefan Layer                                  364,556            0             1.58%
Leo van de Voort                              145,823            0             *
Erik L.A. van Emden                                0             0             *
Willy J. Simon                                 87,494            0             *
All directors and executive officers as
a group (6 persons) ....................
                                            9,678,726            0            41.08%
-----------------------------------------------
*Less than 1%

(1) Unless otherwise indicated, the address is our address at Concertgebouwplein 13, 1071 LL Amsterdam, The Netherlands.

(2) Willem M. Smit exercises voting and investment control over the shares held by this entity and, therefore, may be deemed to beneficially own the shares held by such entity.

(3) Rogier W. Smit exercises voting and investment control over the shares held by this entity and, therefore, may be deemed to beneficially own the shares held by such entity.

(4) Luc Voet exercises voting and investment control over the shares of this entity and, therefore, may be deemed to beneficially own the shares held by such entity.

(5) Maria Keersmaekers exercises voting and investment control over the shares of this entity and, therefore, may be deemed to beneficially own the shares held by such entity.

(6) Includes shares held by Sloterhof Investments N.V.

(7) Includes shares held by Castilla Investments B.V.



                            DESCRIPTION OF SECURITIES

         The following statements are qualified in their entirety by reference to the detailed provisions of Playlogic Entertainment's Certificate of Incorporation and Bylaws. The shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock

         We are presently authorized to issue 10,000,000 shares of $0.001 par value common stock. The holders of our common stock are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities nor are any common shares subject to redemption or convertible into other securities. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Preferred Stock

         We are also presently authorized to issue 2,000,000 shares of $0.001 par value preferred stock. Under our Certificate of Incorporation, as amended, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of preferred stock by filing with the Delaware Secretary of State a Certificate of Designation defining the rights and preferences of each such series.


Documents so filed are matters of public record and may be examined in accordance with procedures of the Delaware Secretary of State, or copies thereof may be obtained from us.

Options and Warrants

         We do not presently have any options or warrants authorized or any securities that may be convertible into common stock. However, our Board of Directors may later determine to authorized options and warrants for our company.

Transfer Agent

         The  transfer  agent for our common stock will be  Securities  Transfer
Corporation. Its address and telephone number are 2591 Dallas Parkway, Suite 102
Frisco, Texas 75034, (469) 633-0100.


                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of our common stock by the selling  stockholders  (1) as of August 26,
2005 and (2) as adjusted to reflect the sale by selling  stockholders  of shares offered by this  prospectus.  Except as set forth in the footnotes to the table, none of the  selling  stockholders  have held any  position,  office or material relationship with Playlogic  Entertainment or Playlogic  International or any of
its affiliates within the past three years. Except as set forth in the footnotes to the  table,  each  of the  selling  stockholders  received  their  shares  of
Playlogic  Entertainment  in the share exchange  transaction  between  Playlogic
Entertainment,   Playlogic  International  and  the  shareholders  of  Playlogic
International  in exchange  for shares of  Playlogic  International  on June 30,
2005. No selling shareholder is an affiliate of a registered broker-dealer.


                                    Number of
                                      Shares                        Number of   Percentage
                                   Beneficially                      shares     beneficial
                                      Owned                           owned     Ownership
                                      Before      Shares Offered    after the     after
             Holder                  Offering      in Offering      offering     Offering
--------------------------------   -----------    -------------    -----------  ---------
             Jan Bos                 656,201         625,381         30,920         *
--------------------------------   -----------    -------------    -----------  ---------
         BvanB, LLC (1)              158,582         151,110          7,742         *
--------------------------------   -----------    -------------    -----------  ---------
       Wihelm Peter Deegen           826,449         787,507         38,943         *
--------------------------------   -----------    -------------    -----------  ---------
      George L. Diamond (2)           80,000          44,444         35,556         *
--------------------------------   -----------    -------------    -----------  ---------
      DVW Holding S.A.H (3)          601,882         573,522         28,361         *
--------------------------------   -----------    -------------    -----------  ---------
    Kevin B. Halter, Jr. (4)          80,000          44,444         35,556         *
--------------------------------   -----------    -------------    -----------  ---------
Halter Financial Group, Inc. (5)     288,886         116,048         172,838        *
--------------------------------   -----------    -------------    -----------  ---------
     Johannes Kluijtmans (6)         162,100         162,100            0           *
--------------------------------   -----------    -------------    -----------  ---------
   River Green Capital LLC(7)        269,258         149,588         119,670        *
--------------------------------   -----------    -------------    -----------  ---------
  Sophia International Holding
           S.A.H. (8)               1,611,501       1,535,566        75,935         *
--------------------------------   -----------    -------------    -----------  ---------
     Dawn Michelle Titus (9)          15,000          8,333           6,667         *
--------------------------------   -----------    -------------    -----------  ---------



                                       47


  Wind Worth Luxembourg Holding
           S.A.H (10)               2,138,874       2,038,089        100,785        *
         * Less than 1.0%
--------------------------------   -----------    -------------    -----------  ---------


         (1) Gijs van Thiel and Marc der Kinderen exercise voting and investment control over the shares held by this selling stockholder and, therefore, may be deemed to beneficially own the shares held by such entity. Mr. van Thiel and Mr. der Kinderen are members of 747 Capital LLC which provides advisory services to Playlogic International.

         (2) Mr. Diamond served as outside legal counsel for Playlogic Entertainment prior to the share exchange transaction between Playlogic Entertainment, Playlogic International and the shareholders of Playlogic International. Mr. Diamond purchased these shares from Halter Financial Group on May 9, 2005 for $0.43 per share.

         (3) Veronique De Meester exercises voting and investment control over the shares held by this selling stockholder and, therefore, may be deemed to beneficially own the shares held by such entity.

         (4) Kevin B. Halter, Jr. is the brother of Timothy Halter, who, prior to the share exchange transaction between Playlogic Entertainment, Playlogic International and the shareholders of Playlogic International on June 30, 2005, was President and Chief Executive Officer of Playlogic Entertainment. Kevin B. Halter, Jr. is the president of Securities Transfer Corporation, the transfer agent for Playlogic Entertainment. Mr. Halter purchased these shares from Halter Financial Group on May 9, 2005 for $0.43 per share.

         (5) Timothy Halter exercises voting and investment control over the shares held by this selling stockholder, and, therefore, may be deemed to beneficially own the shares held by such entity. Prior to the share exchange transaction between Playlogic Entertainment, Playlogic International and the shareholders of Playlogic International on June 30, 2005, Timothy Halter was President and Chief Executive Officer of Playlogic Entertainment. Halter Financial purchased these shares on December 15, 2004 from Edwin McGusty, who was president and sole director of Playlogic Entertainment at the time, for approximately $0.04 per share.

         (6) Mr. Kluijtmans purchased these shares from Playlogic Entertainment on June 29, 2005 for $3.75 per share.

         (7) Marat Rosenberg exercises voting and investment control over the shares held by this selling stockholder and, therefore, may be deemed to beneficially own the shares held by such entity. Mr. Rosenberg is a managing director of Halter Financial Group, Inc. River Green Capital purchased these shares from Halter Financial Group on May 9, 2005 for $0.43 per share.

         (8) Maria Keersmaekers exercises voting and investment control over the shares held by this selling stockholder and, therefore, may be deemed to beneficially own the shares held by such entity.

         (9) Ms. Titus is an employee of Halter Financial Group, Inc. Ms. Titus purchased these shares from Halter Financial Group on May 9, 2005 for $0.43 per share.

         (10) Luc Voet, as director of this selling stockholder exercises voting and investment control over the shares held by this selling stockholder and, therefore, may be deemed to beneficially own the shares held by such entity.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o settlement of short sales entered into after the date of this prospectus;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledge or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                         CHANGE IN CERTIFYING ACCOUNTANT


On June 30, 2005, upon closing of the share exchange transaction,  S.W. Hatfield
("SWHCPA")  ceased  being  Playlogic   Entertainment's   Registered  Independent
Certified Public Accounting Firm.

The Report of Registered Independent Certified Public Accounting Firm issued by SWHCPA for the year ended December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about the ability of Playlogic Entertainment to continue as a going concern.

During  Playlogic  Entertainment's  most recent fiscal year (ended  December 31,
2004) and from January 1, 2005 to the date of this prospectus, there were no disagreements with SWHCPA on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, except that SWHCPA's opinion expressed substantial doubt with respect to Playlogic Entertainment's ability to continue as a going concern for both fiscal years. Further, there were no reportable events, as described in Item 304(a)(1)(iv)(B) of Regulation S-B, during Playlogic Entertainment's most recent fiscal year (ended December 31, 2004) and from January 1, 2005 to the date of this prospectus.

SWHCPA has furnished a letter addressed to the SEC stating whether or not it agreed with the above statements. A copy of such letter, dated June 30, 2005, is attached as an exhibit to the Form 8-K filed by Playlogic Entertainment on July 1, 2005.

BDO CampsObers has acted as the independent accountants for Playlogic International N.V. since its formation, and is currently Playlogic International N.V.'s independent accountants. During the two most recent fiscal years and to June 30, 2005, Playlogic Entertainment had not consulted with BDO CampsObers regarding either (I) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Playlogic Entertainment's financial statements, and either a written report was provided to Playlogic Entertainment or oral advice was provided that BDO CampsObers concluded was an important factor considered by Playlogic Entertainment in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement and required to be reported under Item 304(a)(1)(iv) of Regulation S-B and the related instructions thereto.

On August 10, 2005, Playlogic Entertainment re-engaged SWHCPA as its Registered Independent Certified Public Accounting Firm.

               LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to the above provisions, or otherwise, we have been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for us by Heller Ehrman LLP New York, NY, counsel to us in connection with the offering.

                                     EXPERTS

         The  financial  statements  included  in  the  Prospectus  and  in  the
Registration Statement have been audited by BDO CampsObers Accountants, independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance on such report, given the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain information regarding issuers (including Playlogic Entertainment, Inc.) may be found.

         This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-126721). The registration statement contains more information than this prospectus regarding Playlogic Entertainment, Inc. and its common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from its internet site.

                          Playlogic Entertainment, Inc.


                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----
Audited - Playlogic International N.V. For the Year Ended December 31, 2004

Report of Independent Registered Public Accounting Firm                      F-2
Consolidated Balance Sheets as per December 31, 2004                         F-3
Consolidated Profit and Loss Account 2004                                    F-5
Consolidated Cash Flow Statement 2004                                        F-7
Consolidated Statement of Changes in Stockholders' Deficit                   F-8
Notes to Consolidated Financial Statements                                   F-9

Unaudited - Playlogic Entertainment, Inc. For the Six Months Ended June 30, 2005

Consolidated Balance Sheets as per June 30, 2005                            F-26
Consolidated Profit and Loss Account Six Months and
 Three Months Ended June 30, 2005                                           F-27
Consolidated Cash Flow Statement Six Months Ended June 30, 2005             F-28
Consolidated Statement of Changes in Stockholders' Deficit                  F-26
Notes to Consolidated Financial Statements                                  F-29

Report of the Independent Registered Public Accounting firm

To the board of directors and shareholders of Playlogic International N.V.

         We have audited the accompanying consolidated balance sheets of Playlogic International N.V., Amsterdam, and its subsidiaries ("the company") as of December 31, 2004 and December 31, 2003, and the related consolidated statements of operations, cash flows and changes in stockholders' deficit for each of the years in the two-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Playlogic International N.V., Amsterdam, and its subsidiaries as of December 31, 2004 and December 31, 2003 and the results of their operations, their cash flows and their changes in stockholders' deficit for each of the years in the two-year period ended December 31, 2004, in accordance with United States generally accepted accounting principles.

The consolidated financial statements referred to above have been prepared assuming that the company will continue as a going concern. As discussed in the note to the consolidated financial statements named "Financial position and continuity", the company has experienced losses from operations, and has a working capital deficiency and accumulated deficit that raised substantial doubt at year end 2004 about its ability to continue as a going concern. However, in 2005, all loans granted by stockholders are redeemed. The redemption will be used as payment on shares to be issued. By doing so, the company will enter the reverse merger without any material loans. Further new stock has been issued. Nevertheless new capital has to be raised. Management's plans in regard to these matters are also described in the note referred to above. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Amstelveen, The Netherlands, 13th July 2005

BDO CampsObers Accountants

/s/ O. van Agthoven RA          /s/ H. Kroeze RA


O. van Agthoven RA              H. Kroeze RA

Consolidated balance sheet as per December 31, 2004

Playlogic International N.V.

Preliminary Note

The financial statements of Playlogic International N.V. have been prepared in Euro. The Euro to dollar exchange rate on December 31, 2004 was approximately 1.3645, and the Euro per dollar exchange rate for December 31, 2003 was approximately 1.2570. Note 33 sets unaudited pro forma financial information as if the share exchange transaction with Donar Enterprises, Inc. had occurred on December 31, 2004.

CONSOLIDATED BALANCE SHEETS                          December 31,   December 31,
(in EUR)                                                 2004           2003
                                                     ------------   ------------

ASSETS
Current assets:
Cash                                                 EU    16,277   EU    65,005
Accounts receivable, net                                     --            9,334
Software development                                      860,049        393,557
Prepaid royalties                                            --             --
Loan to associated companies                                 --
Prepaid expenses and other current assets                 199,794        147,771
Deferred  tax asset                                          --             --
                                                     ------------   ------------

Total current assets                                    1,141,120        615,667

Fixed assets, net                                         528,357        491,461
Goodwill, net                                                --           11,250
                                                     ------------   ------------

TOTAL ASSETS                                         EU 1,669,477   EU 1,118,378

Playlogic International N.V.

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' DEFICIT              December 31,    December 31,
(in EUR)                                               2004            2003
                                                   ------------    ------------
Current liabilities:
Accounts payable                                   EU 2,334,377    EU   816,596

Bank overdraft                                          683,278            --
Short term loans from third parties                     156,000            --
Accrued expenses:
    Personnel expenses                                  427,921         241,190
    Financing software development                      435,000
    Auditors and advisors                               165,000           8,000
    Management fee                                         --           150,000

    Other                                               170,883         206,526

Loan from stockholder                                 5,563,622       4,995,148
Wage tax and social securities payable                  101,665         596,502
                                                   ------------    ------------

Total current liabilities                            10,037,746       7,013,962

Long-term liabilities                                   240,000         262,500

Total liabilities                                    10,277,746       7,276,462

Stockholders' Deficit:
Ordinary Shares, par value EUR 0.05 per share;          640,177         319,175
30.000.000 shares authorized; 12.083.537 and
6.383.497 issued and outstanding at
31 December 2004 and 31 December 2003
Respectively

Priority shares, par value EUR 0.05 per share
3 shares issued at 31 December
2004 and 31 December 2003 respectively                     --              --
Additional paid-in capital                            9,408,138       1,711,638
Subscribed capital                                    5,725,555            --
Accumulated deficit                                 (24,382,139)     (8,188,897)
                                                   ------------    ------------

Total stockholders' Deficit                          (8,608,269)     (6,158,084)
                                                   ------------    ------------

TOTAL LIABILITIES, AND
STOCKHOLDERS' DEFICIT                              EU 1,669,477    EU 1,118,378


Consolidated Profit and Loss account 2004

Playlogic International N.V.                                Year Ended December 31,
                                                       -------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS                       2004              2003
                                                       -------------     -------------
Net sales                                              EU     87,931     EU       --
Product costs                                                 28,836              --
                                                       -------------     -------------
Gross profit                                                  59,095              --

Operating expenses:
Selling and marketing                                        464,382           361,738
General and administrative                                 9,841,126*        1,933,362
2004 includes an one time expense of (euro)7,200,000
for granted options)
Research and development                                   3,638,733         3,285,841
Impairment goodwill                                           11,250             3,750
Depreciation                                                 289,765           367,017
                                                       -------------     -------------
Total operating expenses                                  14,245,256         5,951,708
                                                       -------------     -------------

Loss from operations                                     (14,186,161)       (5,951,708)
Interest expense                                          (2,007,080)         (140,206)
                                                       -------------     -------------

Income before income taxes                               (16,193,241)       (6,091,914)

Benefit from income taxes                                       --                --
                                                       -------------     -------------

Net loss                                               EU(16,193,241)    EU (6,091,914)
                                                       -------------     -------------

Playlogic International N.V.                        Year Ended December 31,
                                               --------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS               2004              2003
                                               --------------    --------------

Basic
Net loss                                       EU (16,193,241)   EU  (6,091,914)
Priority shares                                          --                --
Net loss available to ordinary stockholder     EU (16,193,241)   EU  (6,091,914)

Diluted
Net loss                                       EU (16,193,241)   EU  (6,091,914)
Priority shares                                          --                --
Net loss available to ordinary stockholder     EU (16,193,241)   EU  (6,091,914)

Net loss per share:
Basic                                          EU      (2,13)    EU      (0,96)
Diluted                                        EU      (1,06)    EU      (0,96)

Number of shares used in computation:
Basic                                               7,614,160         6,330,125
Diluted                                            15,342,352         6,330,125


Consolidated Cash Flow Statement 2004

Playlogic International N.V.

CONSOLIDATED CASH FLOW STATEMENT                                December 31,      December 31,
                                                                    2004              2003
                                                               --------------    --------------
 Cash Flows from Operating activities
 Net loss                                                      EU (16,193,241)   EU  (6,091,914)
 Adjustments to reconcile net loss
 to net cash provided by operating activities
 Add back depreciation                                                289,765           367,017
 Add back impairment goodwill                                          11,250             3,750
 Add back interest accrued into loan from stock holder              1,433,637           141,230
 Add back one time expense for granted options                      7,200,000              --
 Increase/decrease Software development                              (466,492)         (393,557)
 Increase/decrease Accounts receivable                                  9,334            (9,334)
 Increase/decrease prepaid royalties                                  (65,000)             --
 Increase/decrease Prepaid expenses and other current assets          (52,024)          785,367
 Increase/decrease Accounts payable                                 1,517,781           527,753
 Increase/decrease Wage tax and social securities payable            (494,837)          507,899
 Increase/decrease Accrued expenses                                   593,088           300,588
 Increase/decrease deferred income taxes                                 --              (7,965)
                                                               --------------    --------------
Net cash used in operating activities                              (6,216,739)       (3,869,166)
                                                               --------------    --------------

 Investing activities
 Investment Intangibles                                                  --             (15,000)
 Investment Fixed assets                                             (326,661)         (230,384)
                                                               --------------    --------------
 Cash Flows from investing activities                                (326,661)         (245,384)
                                                               --------------    --------------

 Cash Flows from financing activities
 Increase/decrease loan from stockholder                            4,660,392         3,870,725
 Repayment loan from stockholder                                   (5,525,555)             --
 Increase /decrease Long-term liabilities                             (22,500)          262,500
 Increase /decrease Short-term liabilities                            156,000              --
 Increase /decrease Bank overdraft                                    683,278              --
 Issuance of new shares                                               817,502              --
 Subscribed capital                                                 5,725,555              --

                                                               --------------    --------------
 Net cash provided by financing activities                          6,494,672         4,133,225
                                                               --------------    --------------

 Increase (decrease) in Cash                                          (48,728)           18,675

 Cash at beginning of period                                           65,005            46,330
                                                               --------------    --------------

 Cash at end of period                                         EU      16,277    EU      65,005



The  net  loss  includes   interest   accrued  in  2004  on  loans   aggregating
(euro)2,007,080 and in 2003 on loans aggregating (euro)140,206. In 2004 , the company paid (euro)146,312 interest (in 2003, the company paid no interest). No income tax has been paid in 2004 and 2003.


Consolidated statement of changes in Stockholders' deficit

Playlogic International N.V.

STOCKHOLDERS'                      Issued capital
DEFICIT                                       Ordinary         Additional
                                                share           Paid-in       Subscribed      Accumulated
                               Shares         par value         capital         capital         Deficit           Total
                           ------------------------------------------------------------------------------------------------
December, 31 2002              6,117,000    EU    305,850    EU    625,963            --     EU (2,096,983)   EU (1,165,170)

Issue of share capital           266,500           13,325        1,085,675            --              --          1,099,000

Net loss 2003                       --               --               --              --        (6,091,914)      (6,091,914)
                           ------------------------------------------------------------------------------------------------

At 31 December 2003            6,383,500    EU    319,175    EU  1,711,638            --     EU (8,188,897)   EU (6,158,084)
                           ------------------------------------------------------------------------------------------------

December, 31 2003              6,383,500    EU    319,175    EU  1,711,638            --     EU (8,188,897)   EU (6,158,084)

Issue of share capital         6,420,040          321,002          496,500            --              --            817,502

Subscribed capital             2,290,222             --               --         5,725,555            --          5,725,555

One time granted  option            --               --          7,200,000            --              --          7,200,000

Net loss 2004                       --               --               --              --       (16,193,242)     (16,193,242)
                           ------------------------------------------------------------------------------------------------

At 31 December 2004           15,093,762    EU    640,177    EU  9,408,138       5,725,555   EU(24,382,139)   EU (8,608,269)
                           ------------------------------------------------------------------------------------------------

Playlogic International International N.V.

Notes to consolidated financial statements

Note 1 Description of the business

         Playlogic International N.V. (the "company") was incorporated in the Netherlands in May 2002. The company publishes interactive entertainment software for video game consoles, PCs and handheld and mobile devices developed by its internal studio and by third parties.

Note 2 -  General

         Currency. The financial statements are prepared in Euros (the functional currency). The applicable exchange rates of the various currencies against the Euro were used for the conversion. Exchange differences have been included in the financial results in the profit and loss account.

         Financial Risk Management. The company's vulnerabilities, such as trade receivables and payables, borrowings and liquid resources arise directly from its operations. The main purpose of its financial risk management is to keep the company's exposure at a reasonable level.

         Currency and interest risk. The company is exposed to currency risks. The company is particularly exposed to fluctuations in the exchange rate between the U.S. dollar and the Euro, as it incurs manufacturing costs and prices its systems in Euro (the functional currency) while a portion of its revenue is denominated in U.S. dollars. A substantial portion of the company's assets, liabilities and operating results are denominated in Euros, and a minor portion of its assets, liabilities and operating results are denominated in currencies other than the Euro. The company's consolidated financial statements are expressed in Euros. Accordingly, its results of operations are exposed to fluctuations in various exchange rates. As of the applicable balance sheet dates, the exposure was very limited, hence, no hedging activities were deemed necessary. In the company's exchange rate agreements, it uses fixed interest rates.

         Credit risk. From time to time distributors and retailers in the interactive entertainment software industry have experienced significant fluctuations in their businesses, and a number of them have failed. The insolvency or business failure of any significant retailer or distributor of our products could materially harm the company's business and financial results. The company typically makes sales to most of its retailers and some distributors on unsecured credit, with terms that vary depending upon the customer's credit history, solvency, credit limits and sales history. If necessary, a sufficient reserve will be maintained to attempt to a avoid a detriment to the company's business and financial results as a result of payment default. As of per December 31, 2004 this reserve was zero.

         Liquidity risk. The company's management believes that the current cash on hand and additional cash expected from operations will be sufficient order to cover its working capital requirements through the third quarter of 2005. After that time, it will need to obtain additional financing from third parties. If it does obtain any necessary financing in the future, it may need to cease operations.

Item 3 -  Legal proceedings

None.

Item 4 -  Accounting Policies

      Basis of Presentation

         The unaudited condensed consolidated financial statements of the company have been prepared in accordance with the instructions to Regulation S-X. Accordingly, the financial statements do not include all information and disclosures necessary for a presentation of the company's financial position, results of operations and cash flows in conformity with generally accepted accounting principles in the United States of America. In the opinion of management, the financial statements reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the company's financial position, results of operations and cash flows. The results of operations for any interim periods are not necessarily indicative of the results for the full year. The unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto contained in this prospectus.

         Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net sales and expenses during the reporting periods. The most significant estimates and assumptions relate to the recoverability of prepaid royalties, capitalized software development costs and intangibles, inventories, realization of deferred income taxes and the adequacy of allowances for doubtful accounts. Actual amounts could differ significantly from these estimates.

         Accounts receivable

Accounts receivable are shown after deduction of a provision for bad and doubtful debts where appropriate.


         Software Development

         Capitalized software development costs include payments made to independent software developers under development agreements, as well as direct costs incurred for internally developed products. The company accounts for software development costs in accordance with SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable.

The company utilizes both internal development teams and third-party software developers to develop its products. It capitalizes internal software development costs and other content costs subsequent to establishing technological feasibility of a title. Amortization of such costs as a component of cost of sales is recorded on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for the title or the straight-line method over the remaining estimated useful life of the title. At each balance sheet date, the company evaluates the recoverability of capitalized software costs based on undiscounted future cash flows and charge to cost of sales any amounts that are deemed unrecoverable. The company's agreements with third-party developers generally provide it with exclusive publishing and distribution rights and require it to make advance payments that are recouped against royalties due to the developer based on the contractual amounts of product sales, adjusted for certain costs.

         Prepaid royalties

The company capitalizes external software development costs (prepaid royalties) and other content costs subsequent to establishing technological feasibility of a title. Advance payments are amortized as royalties in cost of sales on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for that title or the contractual royalty rate based on actual net product sales as defined in the respective agreements. At each balance sheet date, the company evaluates the recoverability of advanced development payments and unrecognized minimum commitments not yet paid to determine the amounts unlikely to be realized through product sales. Advance payments are charged to cost of sales in the amount that management determines is unrecoverable in the period in which such determination is made or if management determines that it will cancel a development project.

        Deferred tax asset

Referred tax assets are recognized for as far as the management believes that it is more likely than not that the valued deferred tax asset will be realized.

         Fixed assets

Tangible  fixed  assets  are  stated  at  acquisition  cost  less   depreciation
calculated on a straight-line basis over the estimated useful life. Acquisitions during the year are written-off from the date of acquisition.

         Goodwill

Goodwill arises from investments in subsidiaries and associated companies. Goodwill is the difference between the purchase price and the company's share in the amount at which the identifiable assets and liabilities of the acquired associated company are valued at on initial recognition. Investments in subsidiaries and associated companies are accounted for by using the equity method, determined using the same accounting principles as in the companies accounts. The carrying value of the goodwill will be tested annually for impairment based on the projected cash flows for the coming years.

         Impairment

Impairment is the condition that exists when the carrying amount of a long lived asset, or group of assets, exceeds its fair value. An impairment loss shall be recognized only if the carrying amount of the long-lived asset, or group of assets, is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset at the date. The assessment shall be based on the carrying amount at the date it is tested for recoverability, whether in use or under development. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

Fair value of an asset is the amount at which an asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

         Current liabilities

Current liabilities are stated at cost.

         Long-term liabilities

The long-term loans concern loans with a maturity date beyond one year.


         Revenue Recognition

The company evaluates the recognition of revenue based on the criteria set forth in SOP 97-2, "Software Revenue Recognition", as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" and Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", as revised by SAB 104, "Revenue Recognition".

The company evaluates revenue recognition using the following basic criteria:

         o Evidence of an arrangement: the company recognizes revenue when it has evidence of an agreement with the customer reflecting the terms and conditions to deliver products.

         o Delivery: Delivery is considered to occur when the products are shipped and risk of loss has been transferred to the customer.

         o Fixed or determinable fee: If a portion of the arrangement fee is not fixed or determinable, the company recognizes that amount as revenue when the amount becomes fixed or determinable.

         o Collection is deemed probable: At the time of the transaction, the company conducts a credit review of each customer involved in a significant transaction to determine the creditworthiness of the customer. Collection is deemed probable if the company expects the customer to be able to pay amounts under the arrangement as those amounts become due. If the company determines that collection is not probable, it recognizes revenue when collection becomes probable (generally upon cash collection).

         Selling and marketing

Selling and marketing expenses are expensed in the period in which the service has been received.

         Depreciation

Depreciation on fixed assets (property, plant and equipment) is calculated at fixed percentages of cost, based on the estimated useful life of the assets.

         Interest expense

Interest income (loss) relates to interest received or due from and paid or due to third parties, stockholders, subsidiaries and associated companies.

         Benefit from (provision for) income taxes

The income taxes on the profit and loss account are deferred taxes. Deferred income tax is recognized to the extent that it is probable that future taxable profits will be available against which deductible temporary differences can be utilized. Deferred tax is calculated at the tax rate that is expected to apply to the period when the asset is realized or the liability is settled.

         Earnings per share

Basic EPS shall be computed by dividing net income available to ordinary stockholders (the numerator) by the weighted-average number of ordinary shares outstanding (the denominator) during the period. Shares issued during the period and shares reacquired during the period shall be weighted for the portion of the period that they were outstanding.

         Stock based compensation

The company accounts for its employees stock based compensation plans in accordance with APB 25, accounting for stock issued to employees. The company adopts the intrinsic value method, measured at the grant date and is recognized over the service period, which is usually the vesting period.


         New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" which revised Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation costs relating to such transactions be recognized in the condensed consolidated statement of operations. The revised statement is effective as of the first fiscal year beginning after June 15, 2005.

Although the company is currently analyzing the method of adoption and impact of the adoption of this standard, effective January 1, 2006, it is expected to have an impact on the company's condensed consolidated financial statements similar to the pro forma disclosure under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

         Principles of consolidation and reporting entity.

The consolidated accounts comprise the fully consolidated financial information for Playlogic International N.V. and its subsidiaries in which Playlogic International N.V. has majority control. Playlogic International N.V. is considered to control a company if it has, directly or indirectly, more than 50% of the voting rights in that company, enabling it to influence the company's finance and business policies and profit from its activities.

The consolidated accounts comprise the financial statements of Playlogic International N.V. (having its registered office in Amsterdam, The Netherlands) as head of the group and its 100%-subsidiary Playlogic Game Factory B.V. based in Breda, The Netherlands (having its registered office in Amsterdam, The Netherlands).

The financial statements of the parent and its subsidiaries are combined on a line by line basis by adding together items like assets, liabilities, equity, income and expenses. Unrealized intercompany results included in development costs of games at balance sheet date, resulting from intercompany transactions and intercompany balances, have been eliminated.

         Investments in associated companies

If the value of the identifiable assets and liabilities of the acquired associate was below zero, this value has been recognized for as far as the company is obliged to satisfy obligations of the associated company which it has guaranteed or is otherwise committed to.

Note 5 - Financial position and continuity

The company needs additional capital to fund future operations. Without this capital, the company will not be able to continue its operations on a stand alone basis. Through 2005, Playlogic International N.V. secured investment of approximately (euro) 3.8 million. These investors can be characterized as informal. They are committed to the long term future of the company.

The company is a global publisher of interactive software games designed for personal computers, and video game consoles and handheld platforms manufactured by Sony, Microsoft and Nintendo. Its principal sources of revenue are derived from publishing and distribution operations. Publishing revenues are derived from the sale of internally developed software titles or software titles developed by third parties. Operating margins in its publishing business are dependent upon its ability to continually release new, commercially successful products. Operating margins for titles based on licensed properties are affected by the company's costs to acquire licenses.

The company pursues a growth strategy by capitalizing on the widespread market acceptance of video game consoles, as well as the growing popularity of innovative action games that appeal to mature audiences. The company has established a portfolio of successful proprietary software content for the major hardware platforms. It expects to continue to become the leader in the mature, action product category by leveraging its existing franchises and developing new brands. The company currently anticipates that the release of World Racing 2, Knights of the Temple 2 and Gene Troopers will generate significant cash flow from its publishing business in fiscal 2005.

Subsequent Event

On June 30, 2005, the company and its shareholders completed a share exchange transaction with Donar Enterprises, Inc. ("Donar"), a US company that is listed on the OTC BB. Following the share exchange transaction, the company became a wholly-owned subsidiary of Donar and represented all of Donar's operations. The company's shareholders exchanged all of their shares for shares of Donar in the share exchange, and the company's former shareholders owned approximately 91% of the outstanding Donar common stock after the completion of the share exchange.

The share exchange creates the possibility for the company to obtain new capital through equity financing in the US public market.

The consolidated financial statements have been prepared assuming that the company will continue as a going concern. The company has experienced losses from operations, and has a working capital deficiency and accumulated deficit that raised substantial doubt at year end 2004 about its ability to continue as a going concern. However, in 2005 all loans granted by stockholders are redeemed. The redemption was used as payment on shares to be issued. By doing so, the company entered into the share exchange without any material loans.
Further, new stock has been issued. Nevertheless new capital needs to be raised.
The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 -  Cash

         Liquidity and capital resources

The company's primary cash requirements are to fund the development and marketing of its products. Its cash decreased (euro)48,728 during fiscal 2004 as follows:

                                                                Year Ended
                                            --------------------------------------------------
                                             December 31,      December 31,        Increase/
                                                 2004              2003           (Decrease)
                                            --------------    --------------    --------------
Cash Flows from Operating activities        EU  (6,216,739)   EU  (3,869,166)   EU  (2,347,574)
Cash Flows from investing activities              (326,661)         (245,384)          (81,277)
Net cash provided by financing activities        6,494,672         4,133,225         2,361,447
                                            --------------    --------------    --------------

Increase (decrease) in Cash                 EU     (48,728)   EU      18,675    EU     (67,404)
                                            --------------    --------------    --------------


         Financing Needs

The company expects its capital requirements to increase over the next several years as it continues to develop new products both internally and through its third-party developers, increase marketing and administration infrastructure, and embark on in-house business capabilities and facilities. The company's future liquidity and capital funding requirements will depend on numerous factors, including, but not limited to, the cost and hiring and training production personnel who will produce its titles, the cost of hiring and training additional sales and marketing personnel to promote its products, and the cost of hiring and training administrative staff to support current management.

         Off Balance Sheet Arrangements.

The company does not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on its financial condition, revenues, results of operations, liquidity or capital expenditures.

         Contractual obligations and contingent liabilities and commitments.

The company has the following contractual obligations associated with its lease commitments and other contractual obligations:

Amounts in thousands                     Automobiles      Rent          Total
                                                        (in EUR)
                                         ---------------------------------------
2002                                              11            52            63
2003                                             203           352           555
2004                                             143           322           465
2005                                             134           491           625
2006                                             130           660           790
2007                                              58           569           627
2008                                              19           546           565
2009                                               0           546           546
Thereafter                                         0         1,247         1,247
                                         ---------------------------------------
                                                 698         4,785         5,483
                                         =======================================

         Bank guarantees.
The company is required to renew a bank guarantee for a total of (euro)38,174, as a security for lease obligations of buildings.

         Finance commitment
Playlogic International N.V. finances the production of games from independent and associated game developers in exchange of the copyrights of these games. As of December 31, 2004, the company has the obligation to finance game development for a maximum of (euro)2,266,695. The company is able to terminate all contracts involved, thereby terminating further finance commitment.

         Accounts receivable
The accounts receivables as per December 31, 2004 are zero, and therefore, no allowance for doubtful accounts was necessary. This allowance as per December 31, 2003 was also zero.

Note 7 -  Software development

At the direction of Playlogic International N.V., Playlogic Game Factory B.V. has developed games. Research and development costs, which consist primarily of game development costs, are generally expensed as incurred. Accounting for the cost of games to be sold, leased or otherwise marketed, provides for the capitalization of certain game development costs incurred after certain requirements are met. The company capitalizes internal software development costs and other content costs subsequent to establishing technological feasibility of a title.

The expenditures underlying the development costs of games were entered on the basis of project related records and assessed at the directly related costs of personnel (including salaries, taxes, social securities and other personnel related costs, machinery and equipment used in R&D, and costs of facilities, and other directly related costs to R&D activities). The attribution of directly related costs of personnel is based on the relative share of capitalized working hours versus the total amount of working hours. Indirect hours are excluded from the capitalization.

Changes in the development costs of games are:
                                                             2004           2003
Balance at January 1                                  EU  393,557    EU        0
Amortized during the year                                 (28,836)             0
Capitalized during the year                               495,328        393,557
                                                      -----------    -----------
Balance at December 31                                EU  860,049    EU  393,557
                                                      ===========    ===========


It is the expectation that the capitalized games will lead to revenue within one year and will be recognized as product costs in relation to net sales. The increase in capitalization is accounted for under the research and development costs.

Note 8 -  Prepaid royalties                         December 31, 2004   December 31, 2003
                                                    -----------------   -----------------
Prepaid royalties to third party game developers    EU              0   EU              0
                                                    =================   =================

The company capitalizes external software development costs (prepaid royalties) and other content costs subsequent to establishing technological feasibility of a title. The future royalties payable to the game developer will be set off against the prepaid royalties for the game they concern. Repayment will only take place as far as the royalties to be paid to the developer are sufficient to repay the prepaid royalties.

Note 9 -  Loan to associated companies              December 31, 2004   December 31, 2003
                                                    -----------------   -----------------

Prepaid royalties to associated companies           EU         65,000   EU              0
                                                    =================   =================

The associated  companies are game developers.  The company capitalizes external
software   development  costs  (prepaid   royalties)  and  other  content  costs
subsequent to  establishing  technological  feasibility  of a title.  The future royalties  payable to the game  developer  will be set off  against  the prepaid royalties  for the game they concern.  Repayment  will only take place as far as the royalties to be paid to the  developer  are  sufficient to repay the prepaid royalties. The financing of the games to associated companies have been expensed to research and development  costs as long as they do not meet the  requirements for capitalization.

The company expects that the games currently under development by the associated companies will be brought to the market in 2005 and 2006.

Note 10 -  Prepaid expenses and other current assets        December 31, 2004   December 31, 2003
                                                            -----------------   -----------------

Value added tax receivable                                  EU         99,609   EU         82,733
Other                                                                 100,185              65,038
                                                            -----------------   -----------------
                                                            EU        199,794   EU     147,771
                                                            =================   =================

Note 11 Deferred tax asset

The taxable loss at December 31, 2004 was approximately (euro)17 million. The deferred income taxes were calculated using the Dutch nominal tax rate of 31.5%, which is to be applied in the future, as per current Dutch law.

Taxable losses
    2002                   EU   2,096,984
    2003                   EU   4,474,764
    2004                   EU  10,610,391
                           --------------
   Total                   EU  17,182,139
                           ==============

The total deferred tax asset is (euro)5,412,374 for which valuation allowance is made of the same amount.

As of December 31, 2004 the deferred tax asset was valued at zero (in 2003, it was zero). Recognition of the deferred tax asset will take place as soon the company will become profitable or when there is substantial likelihood that it will be profitable thereto based on contracted sales.


Note 12 - Fixed assets

Movements in fixed assets are:
                              Machinery     Other Fixed      Prepayments           Total
                          and equipment          assets     fixed assets
                          -------------   -------------   --------------   --------------
At January 1, 2004:
Cost                            531,339         392,262           43,700          967,301
Accumulated depreciation       -245,405        -230,435                0         -475,840
                          -------------   -------------   --------------   --------------
                                285,934         161,827           43,700          491,461
                          =============   =============   ==============   ==============

Changes in 2004:
Acquisitions                     33,192         293,469                0          326,661
Transfer                              0          43,700          -43,700                0
Depreciation                   -182,228        -107,537                0         -289,765
                          -------------   -------------   --------------   --------------
                                -149,036        229,632          -43,700           36,896
                          =============   =============   ==============   ==============

At December 31, 2004:
Cost                            564,531         729,431                0        1,293,962
Accumulated depreciation       -427,633        -337,972                0         -765,605
                          -------------   -------------   --------------   --------------
                                136,898         391,459                0          528,357
                          =============   =============   ==============   ==============



The Machinery and equipment are depreciated in 3 or 5 years. Other fixed assets (including leasehold improvements) are depreciated in 5 years, or for the remaining lease term of the leasehold improvements if that is shorter. All the fixed assets are located in Europe.

Note 13 -  Goodwill

The book value of the goodwill on December 31, 2003 has been fully impaired in 2004 as the investment in the company's associated company (Engine Software B.V.) is in a continuous net loss situation, and the projected cash flow is negative. The book value of the goodwill as per December 31, 2004 is therefore zero.

Note 14 - Bank overdraft

To provide flexibility, the company has the following bank overdraft facility:

         Bank overdraft7% (fixed) (euro)650,000 (at December 31, 2004)

         As of December 31, 2004, the company has exceeded the overdraft facility by the amount of (euro)33,278.

In view of the fixed interest rate and the overdraft facility in Euros (functional currency), no hedging activities were deemed necessary.

Note 15 - Accrued expenses

         Short term loan from third parties This average interest rate on this loan is 16%. The maturity of this loan is one year and will expire on November 19, 2005. The fair value of this loan equals its carrying value.

         Management fee
The management fee payable to Sloterhof Investments as at December 31, 2003 has been settled. As per December 31, 2004 the management fee payable is zero.

         Personnel expenses
Personnel expenses consist of holiday allowances, holiday accruals, wages and transfer fees to employees.

Note 16 - Loan from stockholder              December 312004   December 31, 2003
                                             ---------------   -----------------

                                             EU    5,563,622   EU      4,995,148
                                             ===============   =================

The  average  interest  rate  over the loans is 20% (in  2003,  it was 6%).  The
interest  on  this  loan  was  (euro)1,433,637   over  2004  (in  2003,  it  was
(euro)141,227). The fair value of this loan equals its carrying value.

Note 17 -  Long-term liabilities
                                     Redemption
                         ----------------------------------
                            Within       Within                      Balance at
                            1 year    2/5 years   > 5 years   December 31, 2004

Long-term Loans          EU 30,000    EU120,000   EU120,000   EU        270,000
                         ---------    ---------   ---------   -----------------
                         EU 30,000    EU120,000   EU120,000             270,000
                         =========    =========   =========   =================

Short term portion                                                      (30,000)
                                                              -----------------
Due on long term                                              EU        240,000
                                                              =================


The long-term liability represents the net present value of a loan from a third party, originally amounting to (euro)300,000, concerning leasehold improvements of the company's offices at Hambroeklaan 1, Breda, The Netherlands. Payment on this is over 10 years, payable in quarterly installments. The contracted annual interest on this loan is 0% in conjunction with a lease agreement of 10 years. The imputed interest is 4%. The short term portion of (euro)30,000 is part of the accrued expenses "other" under current liabilities.

Note 18 -  Issued capital

The authorized capital of the company amounts (euro)1,500,000 and is divided into 29,999,997 ordinary shares and 3 priority shares with a par value of
(euro)0.05.

During 2004 6,420,040 ordinary shares were issued, leading to a total of 12,803,540 ordinary shares and 3 priority shares at December 31, 2004. From this part, 5,305,030 common shares are issued to Sloterhof Investments N.V., which were paid for by an offset against amounts owed to Sloterhof Investments N.V. from 2004 loans.

During 2004 the company issued 6,300,040 shares to eight parties against par value.

In 2004, Sloterhof Investments N.V. and Castilla Investments B.V. have been granted a stock option right for in total 8,609,189 shares with an exercise price at par value. The intrinsic value of this option right is recognized as an expense in 2004.

The priority shares are 6% preferred shares.

The holders of the priority shares (Sloterhof Investments N.V. holds 2 and Castilla Investments B.V. holds 1) have the following rights:

- The right of approval of transfers of ordinary shares;
- The right to decide about the size of the executive board and the supervisory board;

- The right to make an obligatory nomination for members of the executive board and the supervisory board;
- The right to decide about discharge, suspension and renumeration of members of the management board;
- To make propositions to the general meeting of stockholders to authorize another board of the company than the general meeting of stockholders to issue shares.

The general meeting of stockholders has resolved that the management board of Playlogic International N.V. shall be the body authorized to issue shares and to exclude or limit the pre-emptive rights of existing stockholders. This arrangement will last until July 16, 2007 and is non-revocable, unless the general meeting of stockholders, at the proposal of the meeting of priority stockholders, dissolves otherwise.

Note 19 -  Additional paid in capital

The additional paid in capital concerns the difference between issue price (after deduction of the issue costs) and the par value of issued shares.

Note 20 - Subscribed capital

The subscribed capital, to be carried out in 2005, is included in the stockholders' equity at December 31, 2004. It has been agreed by contract, dated December 31, 2004, that the loans granted by Sloterhof Investments have been redeemed at December 31, 2004 and that the concerning redeemed amount ((euro) 5,725,555) has been paid on the subscribed capital to be carried out in 2005. The cash was received but the shares had not been issued pending only notary approval. In lieu for the payment on the loan, ordinary shares are to be issued in 2005 at a share price of (euro)2.50 per share.

         Share issue in the year 2005

During the first four months of 2005, four transactions were executed with a total issuance of 730,000 ordinary shares.

Note 21-  Net sales

The increase in net sales is attributable to growth in the company's publishing business. The increase in revenues was primarily attributable to sales of Alpha Black Zero, which was released in October 2004 and Airborne Troops, which was released in Europe (PS2) and US (PS2) in February 2005.

         Segmentation of net sales

The net sales could be segmented as follows:
European market: (euro)87,931 (In 2003, they were (euro)0)

The products have been delivered to game distributors only. The concerning games are valued at zero as per December 31, 2004.

Note 22 -  Product cost

Once software development projects reach technological feasibility (working model), a substantial portion of the company's research and development costs are capitalized and subsequently amortized as cost of goods sold based on estimated lifetime product sales.

         Operating expenses

(In EUR, except per share data)                          Year Ended December 31,
                                                         -----------------------
CONSOLIDATED STATEMENTS OF OPERATIONS                       2004         2003
-------------------------------------                    ----------   ----------

Operating expenses:
Selling and marketing                                       464,382      361,738
General and administrative                                9,841,126    1,933,362
Research and development                                  3,638,733    3,285,841
Impairment goodwill                                          11,250        3,750
Depreciation                                                289,765      367,017
                                                         ----------   ----------
Total operating expenses                                 14,245,256    5,951,708
                                                         ----------   ----------


Note 23 -  Selling and marketing

The selling and marketing expenses consist primarily of costs for promotional activities of games on trade shows such as the Electronic Entertainment Expo
(E3), which takes place in Los Angeles. Additionally the company was present at two trade shows in The Netherlands.

Note 24 - General and administrative

This increase in general and administrative expenses is primarily the result of granted options to Sloterhof and Castilla ((euro)7,200,000), increased number of employees and related costs. The expense related to this option is a non-recurring event.

Note 25 -  Research and development

Research and development increases are primarily due to the procurement of development studios, as well as increased personnel costs. Once software development projects reach technological feasibility, a substantial portion of the company's research and development costs are capitalized and subsequently amortized as cost of goods sold based on estimated lifetime product sales.

Part of the research and development consists of game development that meets the requirements of capitalization. Research and development costs, which consist primarily of game development costs, are generally expensed as incurred. Accounting for the cost of games to be sold, leased or otherwise marketed, provides for the capitalization of certain game development costs incurred after certain requirements are met. Establishing technological feasibility of the game and future economic benefit are some of the requirements.

                                                               2004         2003

Research and development                                  4,134,061    3,679,398
Capitalized part software development                      -495,328     -393,557

Net research and development costs                        3,638,733    3,285,841


         The company capitalizes internal software development costs and other content costs subsequent to establishing technological feasibility of a title. Amortization of such costs as a component of cost of sales is recorded on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for the title or the straight-line method over the remaining estimated useful life of the title. At each balance sheet date, the company evaluates the recoverability of capitalized software costs based on undiscounted future cash flows and charge to cost of sales any amounts that are deemed unrecoverable.

Note 26 - Impairment of Goodwill

The book value of the goodwill on December 31, 2003 has been fully impaired in 2004 as the investment in the company's associated company (Engine Software B.V.) is in a continuous net loss situation and the projected cash flow is negative. The book value of the goodwill as per December 31, 2004 is therefore zero.

                                                              2004          2003

Impairment of Goodwill                                  EU  11,250    EU   3,750
                                                        ==========    ==========

Note 27 -  Depreciation

The Machinery and equipment are depreciated in 3 or 5 years. Other fixed assets (including leasehold improvements) are depreciated in 5 years, or for the remaining lease term of the leasehold improvements if that is shorter. All the fixed assets are located in Europe.

                                                         2004              2003

Other fixed assets                                    107,537           203,297
Machinery and equipment                               182,228           163,720
                                               --------------   ---------------
                                               EU     289,765   EU      367,017

Note 28  - Interest expense
                                                         2004              2003

Loans from stock holder                        EU  (1,433,637)   EU    (141,230)
Other loans                                          (296,937)                0
Bank current account                                 (111,266)           (2,474)
Exchange differences                                        0             3,498
Other financing expenses                             (165,240)                0
                                               --------------    --------------
                                               EU  (2,007,080)   EU    (140,206)
                                               ==============    ==============


The interest concerning the loan from stock holder did not lead to a cash payment. The interest on the loan from stock holder was accrued until December 31, 2004.

Note 29 -  Benefit from income taxes

The Dutch nominal tax rate is 31.5%. Because there have been no income taxes, recognized the (benefit from) income tax in the profit and loss account is zero.

Taxes on share issue

According to Dutch law, the taxes on issuance of shares are deducted from the additional paid in capital and not expensed in the profit and loss account.

Note 30 -  Other notes

The following company is a wholly - owned subsidiary of Playlogic  International
N.V.:

Playlogic Game Factory B.V., having its official seat in Amsterdam (The Netherlands).

The following company is an associated company of Playlogic Game Factory B.V:

- Engine Software B.V., having its official seat in Doetinchem (The Netherlands). The company owns 47.5% of Engine Software B.V.

A summary of the financial information 2004 is as follows:

-        total  assets  (euro)593,825  (including  development  costs  of  games
         (euro)541,500)
- total liabilities (euro)747,942 (including loans from associated companies (euro)465,100)
-        revenues  (euro)  74,412 - net profit  (euro)  14,339 - current  assets
         (euro)589,394
- current liabilities (euro)746,408 During 2004 the company has provided Engine Software B.V. financing in the amount of (euro)285,100.

        Security agreement

On August 31, 2004, Playlogic Game Factory B.V. signed a security agreement in favor of the Dutch Tax Authorities for the amount (euro)81,547 concerning Engine Software B.V.

         Transactions with related parties

In 2004, Sloterhof Investments N.V. and Castilla Investments B.V. were granted a stock option right for in total 8,609,189 shares with an exercise price at par value. The intrinsic value of this option right is recognized as an expense in 2004.

Sloterhof Investments N.V. has paid on subscribed capital to be carried out in 2005 (euro)5,525,555 and received (euro)708,080 interest.

Note 31- Relations with affiliated companies and closely related parties

The stockholders with the greatest influence are:

-        Sloterhof Investments N.V., Curacao (The Netherlands Antilles)
-        Castilla Investments B.V., Amsterdam (The Netherlands)

Sloterhof Investments N.V. has provided loans to the company.

Note 32 -  Members of the management board

Executive board
---------------

- Sloterhof Investments N.V., Curacao (The Netherlands Antilles), from 2 May 2002. Sloterhof Investments N.V. is represented by Mr. Willem M. Smit.

Supervisory board
-----------------

-        Mr. W.J. Simon, Chairman, from December 23, 2003
-        Mr. E.L.A. van Emden, from December 23, 2003

In  2004,  the  company  paid  Mr.  Van den  Emden  (euro)25,000  and Mr.  Simon
(euro)30,000 for their service as members of Playlogic International's supervisory board. Sloterhof and Mr. Smit received no compensation for service on Playlogic International's executive board.


Note 33 - : Pro Forma Financial Information

The  information  below  contains pro forma  consolidated  information  of Donar
Enterprises Inc and Playlogic International N.V. as if the share exchange has occurred on December 31, 2004. The information is based on the same accounting principles which apply for the annual report 2004 of Playlogic International
N.V. The US$ amounts below are based on a conversion rate of 1.3645 Euro per US$. The entities have been added on line by line bases by adding together like items of assets, liabilities, equity income and expenses.

PRO FORMA CONSOLIDATION

CONSOLIDATED BALANCE SHEETS                  December 31,    December 31,     Pro forma      December 31,
(in USD)                                         2004            2004        elimination        2004
                                              Playlogic         Donar                         Combined
                                            International    Enterprises
                                              unaudited       unaudited       unaudited       unaudited
                                            -------------   -----------------------------   -------------
ASSETS
Current assets:
Cash                                        $      22,210   $        --     $               $      22,210
Accounts receivable, net                        1,173,537            --                         1,173,537
Prepaid royalties                                    --              --                              --
Loan to associated companies                       88,693            --                            88,693
Prepaid expenses and other current assets         272,618            --                           272,618
Deferred  tax asset                                  --              --                              --
                                            -------------   -----------------------------   -------------

Total current assets                            1,557,058            --                         1,557,058

Fixed assets, net                                 720,943            --                           720,943
Investments in affiliates                            --              --                              --
Goodwill, net                                        --              --                              --
Intangibles, net                                     --              --                              --
Other assets, net                                    --              --                              --
                                            -------------   -----------------------------   -------------

TOTAL ASSETS                                $   2,278,001   $        --                     $   2,278,001
                                            -------------   -----------------------------   -------------


LIABILITIES AND STOCKHOLDERS' DEFICIT      December 31,    December 31,     Pro forma     December 31,
(in EUR)                                       2004            2004        elimination        2004
                                             unaudited       unaudited       unaudited      unaudited
                                           ------------    ----------------------------   ------------
Current liabilities:
Accounts payable                           $  3,185,258                                   $  3,185,258

Bank overdraft                                  932,333                                        932,333
Short term loans from third parties             212,862                                        212,862
Accrued expenses:                                  --
    Personnel expenses                          583,898                                        583,898
    Financing software development              593,558                                        593,558
    Auditors and advisors                       225,143                                        225,143
    Management fee                                 --                                             --
    Other                                       233,168                                        233,168
Loan from stockholder                         7,591,562                                      7,591,562
Wage tax and social securities payable          138,722                                        138,722
                                           ------------    ----------------------------   ------------

Total current liabilities                    13,696,504            --                       13,696,504

Long-term liabilities                           327,480                                        327,480
                                           ------------    ----------------------------   ------------

Total liabilities                            14,023,984            --                       14,023,984

Stockholders' deficit:

Stock holders equity: Donar Enterprises,        873,521           9,290                        882,811
Preferred stock- $0.001 par value                                                                 --
20.000,000 shares authorized                                                                      --
None issued and outstanding                                                                       --
Common stock- $0.001 par value
100,000,000 shares authorized
9,289,647 shares issued and outstanding
Additional paid-in capital                   12,837,404         469,562                     13,306,966
Subscribed capital                            7,812,520                                      7,812,520
Accumulated deficit                         (33,269,428)       (478,852)                   (33,748,280)
                                           ------------    ----------------------------   ------------

Total stockholders' deficit                 (11,745,983)           --              --      (11,745,983)

                                           ------------    ----------------------------   ------------
TOTAL LIABILITIES,  AND
STOCKHOLDERS' DEFICIT                      $  2,278,001    $       --                     $  2,278,001
                                           ------------    ----------------------------   ------------

PROFORMA
CONSOLIDATION                     Playlogic          Donar          Combined
                                International     Enterprises
(In USD, except per share data)      2004             2004             2004
                                  unaudited        unaudited        unaudited
                                -------------    -------------    -------------
CONSOLIDATED STATEMENTS OF
OPERATIONS

                                -------------    -------------    -------------

Net sales                       $     119,982    $       3,525    $     123,507

Product costs                          39,347             --             39,347
                                -------------    -------------    -------------

Gross profit                            3,525           84,160
                                                                         80,635
Operating expenses:
Selling and marketing                 633,649             --            633,649
General and administrative         13,428,216          109,285       13,537,501
Research and development            4,965,051             --          4,965,051
Depreciation                          395,384             --            395,384
Impairment goodwill                    15,351             --             15,351
                                -------------    -------------    -------------

Total operating expenses           19,437,651          109,285       19,546,846
                                -------------    -------------    -------------

Loss from operations              (19,357,016)        (105,760)     (19,462,686)
Interest expense                   (2,738,661)              82       (2,738,579)
                                -------------    -------------    -------------

Income before income taxes        (22,095,677)        (105,678)     (22,201,265)

Benefit from income taxes                --               --               --
                                -------------    -------------    -------------

Net loss                        $ (22,095,677)   $    (105,678)   $ (22,201,265)
                                -------------    -------------    -------------


                 Playlogic Entertainment, Inc. and Subsidiaries
                                 Balance Sheets
                                  June 30, 2005
                                   (Unaudited)


                                     ASSETS
                                                                    June 30, 2005
                                                                    -------------

Current Assets
    Cash on hand and in bank                                        $     144,031
    Accounts Receivable
       Trade, net of allowance for doubtful accounts                      703,430
       Taxes                                                              301,740
       Affiliated entities                                                491,115
    Prepaid expenses                                                      784,499
    Deferred tax asset                                                    584,837
                                                                    -------------
       Total current assets                                             3,009,652
                                                                    -------------

Software development costs                                              1,838,512
                                                                    -------------

Property and equipment - at cost, net of accumulated depreciation         503,666
                                                                    -------------

Other Assets                                                              694,419
                                                                    -------------

Total Assets                                                        $   6,046,249
                                                                    =============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------
Current Liabilities
    Bank overdraft                                                  $     393,896
    Short term loans from third parties                                   187,023
    Software development financing                                        241,320
    Accounts payable - trade                                            2,450,847
    Accrued salaries, wages and related payroll taxes                     745,263
    Other accrued liabilities                                             415,339
    Income tax due to shares for management                                85,251
                                                                    -------------
       Total Current Liabilities                                        4,518,939
                                                                    -------------

Long-term Liabilities

Shareholders' Equity
    Preferred stock - $0.001 par value
       20,000,000 shares authorized
       None issued and outstanding
    Common stock - $0.001 par value                                          --
       100,000,000 shares authorized
       23,063,994 and 22,801,894 shares
         issued and outstanding, respectively                              23,064
    Additional paid-in capital                                         32,127,823
    Currency translation adjustment                                     1,171,721
    Accumulated deficit                                               (32,066,783)
                                                                    -------------
       Total shareholders' equity                                       1,255,825
                                                                    -------------

    Total Liabilities and Shareholders' Equity                      $   6,046,249
                                                                    =============



The accompanying notes are an integral part of these consolidated financial statements.


                 Playlogic Entertainment, Inc. and Subsidiaries
                Statements of Operations and Comprehensive Income
                Six and Three months ended June 30, 2005 and 2004

                                   (Unaudited)

                                              Six months       Six months      Three months    Three months
                                                ended            ended            ended            ended
                                            June 30, 2005    June 30, 2004    June 30, 2005    June 30, 2004
                                            -------------    -------------    -------------    -------------
Revenues                                    $     736,559    $        --      $     204,421    $        --

Cost of Sales                                     139,769             --             16,692             --
                                            -------------    -------------    -------------    -------------
Gross Profit                                      596,790             --            187,729             --
                                            -------------    -------------    -------------    -------------

Expenses
   Research and development costs                 485,937        1,809,483          123,668        1,010,310
   Sales and marketing expenses                   500,585          386,999          494,665          372,255
   General and administrative expenses          1,300,367       10,360,091          649,388          775,682
   Depreciation                                   204,968          154,038          100,901           80,591
Compensation expense related to
   common stock issuances at less
   than "fair value"                               90,000             --             90,000             --
                                            -------------    -------------    -------------    -------------
   Total operating expenses                     2,581,857       12,710,611        1,458,622        2,238,838
                                            -------------    -------------    -------------    -------------

Loss from operations                           (1,985,067)     (12,710,611)      (1,270,893)      (2,238,838)

Other Income (Expense)
   Interest expense                              (197,775)        (752,349)         (94,445)        (416,238)
                                            -------------    -------------    -------------    -------------

Loss before Income Taxes                       (2,182,842)     (13,462,960)      (1,365,338)      (2,655,076)

Provision for Income Tax Benefit                  623,404             --            365,890             --
                                            -------------    -------------    -------------    -------------

Net Loss                                       (1,559,438)     (13,462,960)        (999,448)      (2,655,523)

Other comprehensive income
   Change in foreign currency translation      (3,958,188)        (466,735)      (2,271,116)        (198,138)
                                            -------------    -------------    -------------    -------------

Comprehensive Loss                          $  (5,517,626)   $ (13,177,346)   $  (3,270,564)   $  (2,853,214)
                                            =============    =============    =============    =============
Loss per weighted-average share of
   common stock outstanding,
   computed on Net Loss - basic
   and fully diluted                        $       (0.07)   $       (0.61)   $       (0.04)   $       (0.12)
                                            =============    =============    =============    =============
Weighted-average number of shares of
   common stock outstanding                    22,821,155       22,676,120       22,840,205       22,759,290
                                            =============    =============    =============    =============


The accompanying notes are an integral part of these consolidated financial statements.


                 Playlogic Entertainment, Inc. and Subsidiaries
                            Statements of Cash Flows
                     Six months ended June 30, 2005 and 2004

                                   (Unaudited)

                                                              Three months     Three months
                                                                 ended            ended
                                                             June 30, 2005    June 30, 2004
                                                             -------------    -------------
Cash Flows from Operating Activities
   Net Loss                                                  $  (1,604,310)   $ (13,462,960)
   Adjustments to reconcile net income to net cash
     provided by operating activities
       Currency translation adjustment                           3,958,188          466,734
       Depreciation                                                204,968          154,038
       Compensation expense related to common stock
         issuances at less than "fair value"                        90,000             --
       (Increase) Decrease in
       Accounts receivable - trade                                (703,430)         (79,897)
       Value added taxes receivable                               (301,740)        (276,413)
       Prepaid expenses                                         (1,237,843)         164,490
       Deferred tax asset                                         (584,837)            --
     Increase (Decrease) in
       Accounts payable - trade                                   (736,746)         949,609
       Other current liabilities                                   437,547          356,428
                                                             -------------    -------------
Net cash provided by (used in) operating activities               (478,203)     (11,727,971)
                                                             -------------    -------------
Cash Flows from Investing Activities
   Cash paid for software development                             (664,115)        (471,556)
   Cash advanced to affiliated entities                           (402,357)            --
   Cash paid to acquire property and equipment                        --           (319,300)
   Cash received from disposition of property and
     equipment                                                      12,838             --
                                                             -------------    -------------
Net cash used in investing activities                           (1,053,634)        (790,856)
                                                             -------------    -------------
Cash Flows from Financing Activities
   Increase in cash overdraft                                     (539,121)       1,510,736
   Principal payments on short term notes to third parties         (25,995)            --
   Principal payments on long-term debt                            (56,235)         (29,250)
   Cash advanced or repaid to shareholder                       (8,291,548)       2,940,867
   Proceeds from sales of common stock                          10,524,700        8,951,268
   Cash contributed by shareholder to support operations            45,341             --
   Cash paid to acquire capital                                     (3,500)            --
                                                             -------------    -------------
Net cash provided by (used in) financing activities              1,653,642       13,373,621
                                                             -------------    -------------

Increase (Decrease) in Cash and Cash Equivalents                   121,805          854,794
Cash and cash equivalents at beginning of period                    22,226           81,711
                                                             -------------    -------------
Cash and cash equivalents at end of period                   $     144,031    $     936,505
                                                             =============    =============

Supplemental Disclosures of Interest and Income
  Taxes Paid
   Interest paid during the period                           $     197,775    $     752,349
                                                             =============    =============
   Income taxes paid (refunded)                              $        --      $        --
                                                             =============    =============

The accompanying notes are an integral part of these consolidated financial statements.

                 Playlogic Entertainment, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

Note A - Organization and Description of Business

Playlogic Entertainment, Inc. (PEI) was incorporated on May 25, 2001 in accordance with the Laws of the State of Delaware as Donar Enterprises, Inc.

PEI's initial business plan was to provide the conversion and filing of various documents prepared in accordance with either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, for small to mid-sized public companies with the U.S. Securities and Exchange Commission
(SEC) electronically through EDGAR, the SEC's Electronic Data Gathering, Analysis, and Retrieval system. The Company has never been affiliated with the SEC in any manner.

On February 27, 2002, PEI's Registration Statement on Form SB-2 (SEC File No. 333-68702), registering 2,000,000 pre-reverse split shares to be sold at a price of $0.05 per share, was declared effective. Between July and December 2002, PEI sold an aggregate 656,000 pre-reverse split shares of stock under this Registration Statement.

In June 2004 and December 2004, respectively, PEI experienced separate changes in control and abandoned its business plan related to providing electronic filing services for small to mid-sized public companies and began a search to seek a suitable reverse acquisition candidate through acquisition, merger or other suitable business combination method.

On June 30, 2005, pursuant to a Securities Exchange Agreement (Exchange Agreement) by and among the Company and Playlogic Entertainment N.V., a corporation formed under the laws of The Netherlands (Playlogic), and the shareholders of Playlogic (Playlogic Shareholders); the Playlogic Shareholders exchanged 100.0% of the issued and outstanding ordinary shares and preferred shares of Playlogic for an aggregate 21,836,924 shares of the Company's common stock. As a result of this transaction, Playlogic became the Company's wholly-owned subsidiary, now represents all of the Company's commercial operations, and the Playlogic Shareholders control approximately 91.0% of the outstanding common stock of the Company, post-transaction.

Playlogic Entertainment N.V. was incorporated in the Netherlands in May 2002. Playlogic publishes interactive entertainment software for video game consoles, personal computers (PCs) and other handheld and mobile electronic devices developed by its internal studio and by third parties.

In subsequent notes, the consolidated entity is referred to as "Company".

Note B - Preparation of Financial Statements

The acquisition of Playlogic Entertainment N. V. on June 30, 2005, by Playlogic Entertainment, Inc. (formerly Donar Enterprises, Inc.) effected a change in control and was accounted for as a "reverse acquisition" whereby Playlogic N. V. is the accounting acquiror for financial statement purposes. Accordingly, for all periods subsequent to the June 30, 2005, the financial statements of the Company reflect the historical financial statements of Playlogic N. V. since its inception and the operations of Playlogic Entertainment (formerly Donar) subsequent to the June 30, 2005.

The Company follows the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and has a year-end of December 31.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management  acknowledges  that  it is  solely  responsible  for  adopting  sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented

For segment reporting purposes, the Company operated in only one industry segment during the periods represented in the accompanying financial statements and makes all operating decisions and allocates resources based on the best benefit to the Company as a whole.

During interim periods, the Company follows the accounting policies set forth in its annual audited financial statements filed with the U. S. Securities and Exchange Commission on its Current Report on Form 8-K as filed on July 15, 2005 containing the Playlogic financial statements as of and for the year ended December 31, 2004. The information presented within these interim financial statements may not include all disclosures required by generally accepted accounting principles and the users of financial information provided for interim periods should refer to the annual financial information and footnotes when reviewing the interim financial results presented herein.

In the opinion of management, the accompanying interim financial statements, prepared in accordance with the U. S. Securities and Exchange Commission's
instructions   for  Form  10-QSB,   are   unaudited  and  contain  all  material
adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial condition, results of operations and cash flows of the Company for the respective interim periods presented. The current period results of operations are not necessarily indicative of results which ultimately will be reported for the full fiscal year ending December 31, 2005.

These financial statements reflect the books and records of Playlogic Entertainment, Inc. (formerly Donar Enterprises, Inc.), Playlogic Entertainment N.V. (a corporation domiciled in The Netherlands) and its 100%-subsidiary Playlogic Game Factory B.V. All significant intercompany transactions have been eliminated in combination. The consolidated entities are referred to as Company.

Note C - Going Concern Contingency

The Company's management believes that the current cash on hand and additional cash expected from operations will be sufficient order to cover its working capital requirements through the third quarter of 2005. After that time, it will need to obtain additional financing from third parties. If it does obtain any necessary financing in the future, it may need to cease operations.

Note D - Summary of Significant Accounting Policies

1.   Currency translation
     --------------------

     The Company incurs expenses in both US Dollar and Euro transaction accounts. The Euro is the functional currency of the Company's operating subsidiaries domiciled in The Netherlands. All transactions reflected in the accompanying financial statements have been converted into US Dollar equivalents. For balance sheet purposes, at the end of any accounting cycle, the exchange rate at the balance sheet is used for all assets and liabilities. The utilized conversion rates are:

         June 30, 2004:                         $1.21500
         December 31, 2004:                     $1.36450
         June 30, 2005:                         $1.20660

     For revenues, expenses, gains and losses during a respective reporting period, an weighted average exchange rate for the respective reporting period is used to translate those elements. The Company's management considers the Euro to be a stable currency. Accordingly, the Company calculates the weighted average exchange rate using the first day of the period being converted, the 15th of each respective month and the last day of each respective month in the reporting period. The exchange rates used for all revenues, expenses, gains and losses during the year-to-date periods ended, as noted, are:

         June 30, 2004:                         $1.22618
         December 31, 2004:                     $1.24829
         June 30, 2005:                         $1.28617

2.   Cash and cash equivalents
     -------------------------

     The Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

     Cash overdrafts may occur from time-to-time depending upon management's cash management policies.

3.   Accounts receivable - trade
     ---------------------------

     The Company's current customers are located principally within Europe. The Company typically makes sales to most of its retailers and some distributors on unsecured credit, with terms that vary depending upon the customer's credit history, solvency, credit limits and sales history. From time to time, distributors and retailers in the interactive entertainment software industry have experienced significant fluctuations in their business operations and a number of them have failed. The insolvency or business failure of any significant Company customer could have a material negative impact on the Company's business and financial results.

     ---------------------------

     Because of the credit risk involved, management has provided an allowance for doubtful accounts which reflects its opinion of amounts which will eventually become uncollectible. In the event of complete non-performance, the maximum exposure to the Company is the recorded amount of trade accounts receivable shown on the balance sheet at the date of non-performance.

4.   Property and equipment
     ----------------------

     Property and equipment is recorded at cost and is depreciated on a straight-line basis, over the estimated useful lives (generally 3 to 10 years) of the respective asset. Major additions and betterments are capitalized and depreciated over the estimated useful lives of the related assets. Maintenance, repairs, and minor improvements are charged to expense as incurred.

5.   Software development costs
     --------------------------

     Capitalized software development costs include payments made to independent software developers under development agreements, as well as direct costs incurred for internally developed products. The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86 - "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable. The Company utilizes both internal development teams and third-party software developers to develop its products. The Company also capitalizes internal software development costs and other content costs subsequent to establishing technological feasibility of a title. Amortization of such costs as a component of cost of sales is recorded on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for the title or the straight-line method over the remaining estimated useful life of the title. At each balance sheet date, the company evaluates the recoverability of capitalized software costs based on undiscounted future cash flows and charge to cost of sales any amounts that are deemed unrecoverable. The Company's agreements with third-party developers generally provide it with exclusive publishing and distribution rights and require it to make advance payments that are recouped against royalties due to the developer based on the contractual amounts of product sales, adjusted for certain costs.

6.   Prepaid royalties
     -----------------

     The Company capitalizes external software development costs (prepaid royalties) and other content costs subsequent to establishing technological feasibility of a title. Advance payments are amortized as royalties in cost of sales on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for that title or the contractual royalty rate based on actual net product sales as defined in the respective agreements. At each balance sheet date, the company evaluates the recoverability of advanced development payments and unrecognized minimum commitments not yet paid to determine the amounts unlikely to be realized through product sales. Advance payments are charged to cost of sales in the amount that management determines is unrecoverable in the period in which such determination is made or if management determines that it will cancel a development project.

7.   Organization and reorganization costs
     -------------------------------------

     The Company has adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" whereby all organizational and initial costs incurred with the incorporation and initial capitalization of the Company were charged to operations as incurred.

8.   Research and development expenses
     ---------------------------------

     Research and development expenses are charged to operations as incurred.

9.   Advertising expenses
     --------------------

     The Company does not utilize direct solicitation advertising. All other advertising and marketing expenses are charged to operations as incurred.

10.  Income Taxes
     ------------

     The Company utilizes the asset and liability method of accounting for income taxes. At June 30, 2005 and 2004, the deferred tax asset and deferred tax liability accounts, as recorded when material, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization and the anticipated utilization of net operating loss carryforwards to offset current taxable income..

11.  Share-Based Payments
     --------------------

     The Company utilizes the fair-value method of accounting for the payment for goods and/or services with the issuance of equity shares in lieu of cash.

12.  Earnings (loss) per share
     -------------------------

     Basic  earnings  (loss) per share is computed  by  dividing  the net income
     (loss) available to common shareholders by the weighted-average number of common shares outstanding during the respective period presented in our accompanying financial statements.

     -------------------------

     Fully diluted earnings (loss) per share is computed similar to basic income
     (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).

     Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company's net income
     (loss) position at the calculation date.

     As of June 30, 2005 and 2004, the Company has no outstanding stock options and the Company's outstanding stock warrants are anti-dilutive due to the Company's net operating loss position.

13.  Revenue recognition
     -------------------

     The Company evaluates the recognition of revenue based on the criteria set forth in SOP 97-2, "Software Revenue Recognition", as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" and Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", as revised by SAB 104, "Revenue Recognition". The Company evaluates revenue recognition using the following basic criteria:

     * Evidence of an arrangement: The Company recognizes revenue when it has evidence of an agreement with the customer reflecting the terms and conditions to deliver products.
     * Delivery: Delivery is considered to occur when the products are shipped and risk of loss has been transferred to the customer.
     * Fixed or determinable fee: If a portion of the arrangement fee is not fixed or determinable, the Company recognizes that amount as revenue when the amount becomes fixed or determinable.
     * Collection is deemed probable: At the time of the transaction, the Company conducts a credit review of each customer involved in a significant transaction to determine the creditworthiness of the customer. Collection is deemed probable if the Company expects the customer to be able to pay amounts under the arrangement as those amounts become due. If the Company determines that collection is not probable, it recognizes revenue when collection becomes probable (generally upon cash collection).

14.  New accounting pronouncements
     -----------------------------

     In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" which revised Statement of Financial Accounting
     Standards No. 123, "Accounting for Stock-Based Compensation". This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation costs relating to such transactions be recognized in the condensed consolidated statement of operations. The revised statement is effective as of the first fiscal year beginning after June 15, 2005. Although the Company is currently analyzing the method of adoption and impact of the adoption of this standard, effective January 1, 2006, it is expected to have an impact on the Company's consolidated financial statements similar to the pro forma disclosure under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").


Note E - Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Interest rate risk is the risk that the Company's earnings are subject to fluctuations in interest rates on either investments or on debt and is fully dependent upon the volatility of these rates. The Company does not use derivative instruments to moderate its exposure to interest rate risk, if any.

Financial risk is the risk that the Company's earnings are subject to fluctuations in interest rates or foreign exchange rates and are fully dependent upon the volatility of these rates. The company does not use derivative instruments to moderate its exposure to financial risk, if any.


Note F - Concentrations of Credit Risk

The Company maintains its cash accounts in a financial institution subject to insurance coverage issued by the Federal Deposit Insurance Corporation (FDIC). Under FDIC rules, the Company is entitled to aggregate coverage of $100,000 per account type per separate legal entity per financial institution. Through June 30, 2005, the Company maintained deposits in various financial institutions with credit risk exposures in excess of statutory FDIC coverage. The Company has incurred no losses during 2004 or 2003, or subsequent thereto, as a result of any unsecured bank balance.

The Company is exposed to currency risks. The Company is particularly exposed to fluctuations in the exchange rate between the U.S. Dollar and the Euro, as it incurs manufacturing costs and prices its products in the Euro (the Company's operating subsidiary's functional currency) while a portion of its revenue is denominated in U.S. Dollars. A substantial portion of the company's assets, liabilities and operating results are denominated in Euros, and a minor portion of its assets, liabilities and operating results are denominated in currencies other than the Euro. The Company's consolidated financial statements are expressed in US Dollars. Accordingly, its results of operations are exposed to fluctuations in various exchange rates. As of the applicable balance sheet dates, the exposure was very limited, hence, no hedging activities were deemed necessary by management. In the Company's exchange rate agreements, it uses fixed interest rates.

Note G - Common Stock Transactions

On February 21, 2005, by written consent in lieu of meeting, stockholders representing 78.9% of the issued and outstanding shares of our common stock approved a recommendation of our Board of Directors to effect a one share for ten shares reverse stock split of our common stock, par value $.001 per share, with all fractional shares rounded down to the nearest whole share. The reverse split became effective on April 15, 2005. As a result of the reverse split, the total number of issued and outstanding shares of our common stock decreased from 9,289,647 shares to 928,964 shares, after giving effect to rounding for fractional shares. In the reverse split calculation, all fractional shares were rounded down to the nearest whole share. Holders of less than ten shares, prior to the reverse split, shall receive $0.30 per share as compensation. The effect of this action is reflected in the Company's financial statements as of the first day of the first period.

In conjunction with the above discussed reverse stock split, all share references in the following paragraphs reflect the post-April 15, 2005 reverse split action.

On June 30, 2005, pursuant to a Securities Exchange Agreement (Exchange Agreement) by and among the Company and Playlogic International N.V., a corporation formed under the laws of The Netherlands (Playlogic), and the shareholders of Playlogic (Playlogic Shareholders); the Playlogic Shareholders exchanged 100.0% of the issued and outstanding ordinary shares and preferred shares of Playlogic for an aggregate 21,836,924 shares of the Company's common stock. As a result of this transaction, Playlogic became the Company's wholly-owned subsidiary, now represents all of the Company's commercial operations, and the Playlogic Shareholders control approximately 91.0% of the outstanding common stock of the Company, post-transaction.

On March 10, 2004, the Company issued 32,080 shares of restricted, unregistered common stock to Michael Tay, son of then-President and controlling shareholder, William Tay, as compensation for various services provided to the Company. This transaction was valued at approximately $16,040 (or $0.50 per reverse split share). The Company relied upon the exemptions provided by Section 4(2) of the Securities Act of 1933, as amended, for this transaction.

On April 22, 2004, the Company issued an aggregate 184,618 shares of common stock to William Tay as consideration of approximately $85,000 in accrued, but unpaid, officer compensation, reimbursement of trade accounts payable paid by Mr. Tay on behalf of the Company and in repayment of approximately $7,000 in unsecured advances made to the Company for working capital. The Company relied upon the exemptions provided by Section 4(2) of the Securities Act of 1933, as amended, for this transaction.

As a result of the December 15, 2004 change in control and in consideration for agreeing to serve as an officer and director of the Company, Timothy P. Halter was granted a stock warrant to purchase up to 100,000 post-reverse split shares of the Company's restricted, unregistered common stock at an effective price of $0.60 per share, in reliance upon the exemption from registration set forth in
Section 4(2) of the Securities Act of 1933, as amended. Mr. Halter may exercise the warrants, in whole or in part, at any time after the issuance of the warrants and prior to the expiration of the warrants on December 15, 2007. On June 1, 2005, Mr. Halter exercised all of the outstanding warrants for $60,000 cash.

The following table presents warrant activity through June 30, 2005:

                                                             Weighted
                                                              Average
                                                Number of    Exercise
                                                  Shares       Price
                                                ---------    --------
       Balance at December 31, 2004              100,000       $0.60
         Issued                                     --
         Exercised                              (100,000)
                                                --------
       Balance at June 30, 2005                     --
                                                ========


On June 29, 2005, the Company sold 162,100 shares of its common stock to Johannes Wilhelmus Kluijtmans for aggregate consideration of $608,000, or approximately $3.75 per share. The sale was made pursuant to the terms of a Subscription Agreement, dated as of June 28, 2005, which agreement contained confidentiality and non-disclosure agreements and covenants. The sale was made without registration in reliance upon the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended. The shares are "restricted securities" in that they are legended with reference to Rule 144. The Company never utilized an underwriter for this offering of its securities and no sales commissions were paid to any third party in connection with the above-referenced sale.

Note H - Commitments and Contingencies

Security agreement
------------------

Playlogic Game Factory B.V., on August 31, 2004, signed a security agreement in favor of the Dutch Tax Authorities for the amount $98,394 concerning Engine Software B.V.

Transactions with related parties
---------------------------------

In 2004, Sloterhof Investments N.V. and Castilla Investments B.V., entities owned and controlled by members of the Company's current management were previously granted a stock option right to acquire up to a total of 8,609,189 shares in Playlogic International N. V. with an exercise price at par value of EURO 0.05. The intrinsic value of this option right was charged to operations upon it's grant during 2004.

Sloterhof  Investments N.V. agreed with the company to reimburse the company for
certain  expenses  incurred  in  connection  with  the  reverse-share   exchange
transaction with Playlogic Entertainment, Inc., previously discussed.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         The registrant has the power to indemnify its officers and directors against liability for certain acts pursuant to Section 145 of the General Corporation Law of the State of Delaware.

         In addition, Article XI of the registrant's Bylaws provides as follows:

         "Section 1. (a) RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         (b) RIGHT OF CLAIMANT TO BRING SUIT: If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard or conduct.

         (c) Notwithstanding any limitation to the contrary contained in sub-paragraphs (a) and 8 (b) of this section, the corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (d) INSURANCE: The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law."

Item 25. Other Expenses of Issuance and Distribution

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission
   Registration Fee................................      $3,302
Legal fees and expenses............................     $30,000
Printing and engraving expenses....................          $0
Accounting fees and expenses.......................    $150,000
Miscellaneous .....................................     $16,698

         TOTAL: ...................................    $200,000


Item 26. Recent Sales of Unregistered Securities


Each issuance set forth below was made in reliance upon the exemptions from registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) on the basis that such transactions did not involve a public offering. When appropriate, we determined that the purchasers of securities described below were sophisticated investors who had the financial ability to assume the risk of their investment in our securities and acquired such securities for their own account and not with a view to any distribution thereof to the public. Where required by applicable law, the certificates evidencing the securities bear legends stating that the securities are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.


----------------------------- ------------------- ------------------------------
NAME                                SHARES                        DATE
----------------------------- ------------------- ------------------------------
U.S. Capital Partners, Inc.         200,000                 January 3, 2003
----------------------------- ------------------- ------------------------------
William Tay                       1,416,667                   June 27, 2003
----------------------------- ------------------- ------------------------------
Michael Tay                         320,800                  March 10, 2004
----------------------------- ------------------- ------------------------------
William Tay                       1,846,180                  April 22, 2004
----------------------------- ------------------- ------------------------------
Timothy P. Halter                 1,000,000               December 15, 2004
----------------------------- ------------------- ------------------------------
Johannes W. M. Kluijtmans           162,100                   June 29, 2005
----------------------------- ------------------- ------------------------------
C.J.W.A. Komen                       36,000                    July 1, 2005
----------------------------- ------------------- ------------------------------

We issued the 200,000 restricted shares of our common stock to U.S. Capital Partners, Inc., a financial services company that provides investment banking and brokerage services, as compensation for financial services that were to be provided by U.S. Capital Partners, Inc. to us. We estimated the value of these services at $10,000.


We issued the 1,416,667 restricted shares of our common stock to William Tay, our president at that time, for past services rendered aggregating $70,833.33 (or $0.05 per share).


We issued the 320,800 restricted shares of our common stock to Michael Tay, the father of William Tay, for a total of $16,040 in consulting services rendered (or $0.05 per share).


We issued the 1,846,180 restricted shares of our common stock to William Tay, our president at that time, for past services rendered aggregating $92,309 (or $0.05 per share).


We issued to Timothy P. Halter warrants convertible into 1,000,000 shares of our common stock at a price of $0.06 per share as consideration for Mr. Halter's agreement to serve as an officer and director. We sold the 162,100 restricted shares to Johannes W. M. Kluijtmans at a price of $3.75 per share for a total of $607,875.

We sold the 36,000 restricted shares to C.J.W.A. Komen at a price of $3.75 per share for a total of $135,000.

Item 27. Exhibits

    Exhibit                                 Description
    -------        -------------------------------------------------------------

      2.1 Share Exchange Agreement, dated June 30, 20005 between the Registrant and the Shareholders of Playlogic International N.V. (incorporated by reference to the Registrant's Form 8-K filed July 1, 2005)

      3.1 Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware (incorporated by reference to the Registrant's form SB-2/A filed September 5, 2001)

      3.2 Amendment to the Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware (incorporated by reference to the Registrant's Form 8-K dated April 15, 2005)

      3.3 Bylaws of the Registrant (incorporated by reference to the Registrant's form SB-2/A filed September 5, 2001)

      5            Opinion of Heller Ehrman LLP

     10.1 Lease for Office Space between Kantoren Fonds Nederland B.V., as the Lessor, and Playlogic International Game Factory B.V. as the Lessee dated March 11, 2002*

     10.2 Lease for Office Accommodation between Fortis Vastgoed B.V., as the Landlord, and Playlogic International N.V. as the Tenant dated April 25, 2005*

     10.3 Lease for Office Space between Pr. Dr. D. Valerio, as the Lessor, and Mr. W.M. Smit company director, , handling in the function of president of the company Playlogic International N.V., as the Lessee dated March 12, 2002*

     10.4 Lease for Office Space between Mr. Endstra, as the Lessor, and Playlogic International Game Factory B.V. as the Lessee dated April 23, 2003*

     10.5 Employment Contract between Playlogic International, N.V. and Stefan Layer dated January 12, 2005*

     10.6 Employment Contract between Playlogic International, N.V. and Leo van de Voort dated April 4, 2005*

     10.7 Employment Contract between Playlogic International, N.V. and Rogier Smit dated July 1, 2005*

     10.8 Employment Contract between Playlogic International, N.V. and Dominique Morel dated August 22, 2005

     16.1          Letter   from  S.W.   Hatfield   CPA  dated  June  30,   2005
                   (incorporated by reference to the Registrant's Form 8-K filed July 1, 2005)*

     21.1          Subsidiaries of the Registrant*

     23.1          Consent of Heller Ehrman LLP (filed as part of Exhibit 5)

     23.2          Consent of BDO CampsObers, Independent Auditors


         * Previously filed.

Item 28. Undertakings

         A. The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)To  include  any  prospectus  required  by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and

                           (iii)To include any material information with respect
to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Amsterdam, the Netherlands on this 31st day of August, 2005.

                                                   PLAYLOGIC ENTERTAINMENT, INC.


                                                   By: /s/ Willem M. Smit
                                                      --------------------------
                                                      Willem M. Smit
                                                      Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Willem M. Smit, as her or his attorney in fact, to sign any supplements or amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



/s/Willem M. Smit         Director, President, Chief Executive   August 31, 2005
-----------------         Officer and Principal Executive
Willem M. Smit            Officer

/s/Erik L. A. van Emden   Director                               August 31, 2005
-----------------------
Erik L.A. van Emden

/s/Willy J. Simon         Director                               August 31, 2005
-----------------
Willy J. Simon

/s/ Leo van de            Chief Financial Officer and            August 31, 2005
---------------           Principal Accounting Officer
Voort
Leo van de Voort

                          PLAYLOGIC ENTERTAINMENT, INC.

                                Index to Exhibits
                                -----------------

    Exhibit                                 Description
    -------        -------------------------------------------------------------

      2.1 Share Exchange Agreement, dated June 30, 20005 between the Registrant and the Shareholders of Playlogic International N.V. (incorporated by reference to the Registrant's Form 8-K filed July 1, 2005)

      3.1 Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware (incorporated by reference to the Registrant's form SB-2/A filed September 5, 2001)

      3.2 Amendment to the Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware (incorporated by reference to the Registrant's Form 8-K dated April 15, 2005)

      3.3 Bylaws of the Registrant (incorporated by reference to the Registrant's form SB-2/A filed September 5, 2001)

      5            Opinion of Heller Ehrman LLP

     10.1 Lease for Office Space between Kantoren Fonds Nederland B.V., as the Lessor, and Playlogic International Game Factory B.V. as the Lessee dated March 11, 2002*

     10.2 Lease for Office Accommodation between Fortis Vastgoed B.V., as the Landlord, and Playlogic International N.V. as the Tenant dated April 25, 2005*

     10.3 Lease for Office Space between Pr. Dr. D. Valerio, as the Lessor, and Mr. W.M. Smit company director, , handling in the function of president of the company Playlogic International N.V., as the Lessee dated March 12, 2002*

     10.4 Lease for Office Space between Mr. Endstra, as the Lessor, and Playlogic International Game Factory B.V. as the Lessee dated April 23, 2003*

     10.5 Employment Contract between Playlogic International, N.V. and Stefan Layer dated January 12, 2005*

     10.6 Employment Contract between Playlogic International, N.V. and Leo van de Voort dated April 4, 2005*

     10.7 Employment Contract between Playlogic International, N.V. and Rogier Smit dated July 1, 2005*

     10.8 Employment Contract between Playlogic International, N.V. and Dominique Morel dated August 22, 2005

     16.1          Letter   from  S.W.   Hatfield   CPA  dated  June  30,   2005
                   (incorporated by reference to the Registrant's Form 8-K filed July 1, 2005)*

     21.1          Subsidiaries of the Registrant*

     23.1          Consent of Heller Ehrman LLP (filed as part of Exhibit 5)

     23.2          Consent of BDO CampsObers, Independent Auditors


         * Previously filed.